Form 10KSB40, Exhibit 13
period 1997-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 1997-06-25
CIK 20199

INDEPENDENT AUDITORS' REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson P.L.L.C.

Amarillo, Texas
May 9, 1997

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)
                                 BALANCE SHEETS
                             MARCH 31, 1997 AND 1996

                  ASSETS                                1997            1996
                                                   ------------    -------------
CASH AND CASH EQUIVALENTS ......................   $    586,629    $    722,430
RECEIVABLES
    Mortgage loans and church bonds - performing     19,177,849      21,886,390
    Interim construction loans - performing ....     12,133,111       7,877,489
    Nonperforming mortgage loans, church bonds
      and interim construction loans ...........      3,158,484       2,769,345
    Less: Allowance for possible credit losses .       (855,213)       (728,665)
                                                   ------------    ------------
                                                     33,614,231      31,804,559
                                                   ------------    ------------
    Accrued interest receivable ................        303,756         307,291
    Notes receivable ...........................        536,453         483,631
                                                   ------------    ------------
                  Total receivables ............     34,454,440      32,595,481
                                                   ------------    ------------
PROPERTY AND EQUIPMENT, net of accumulated
    depreciation of $445,049 and $429,375 in
    1997 and 1996, respectively ................        213,291         228,965
PROPERTY HELD FOR INVESTMENT ...................           --            83,714
UNAMORTIZED DEBT EXPENSE AND OTHER ASSETS ......        201,392          86,730
                                                   ------------    ------------
TOTAL ASSETS ...................................   $ 35,455,752    $ 33,717,320
                                                   ============    ============
                      LIABILITIES AND SHAREHOLDER' EQUITY
LIABILITIES
     Notes payable and line of credit:
         Related party .........................   $  1,648,660    $  1,482,250
         Other .................................      4,397,216       3,073,830
                                                   ------------    ------------
                                                      6,045,876       4,556,080
     Secured savings certificates:
         Related party .........................        315,692         485,692
         Other .................................      7,258,280       7,059,683
                                                   ------------    ------------
                                                      7,573,972       7,545,375
     Accrued interest payable ..................         45,211          37,817
     Federal income taxes payable ..............           --             7,060
     Other .....................................        555,574         220,259
                                                   ------------    ------------
                  Total liabilities ............     14,220,633      12,366,591
                                                   ------------    ------------
SHAREHOLDERS' EQUITY
   Shares of beneficial interest, no par value;
     authorized shares unlimited, 7,007,402 shares
     issued and outstanding ....................     20,623,866      20,623,866
   Undistributed net income ....................        611,253         726,863
                                                   ------------    ------------
                  Total shareholders' equity ...     21,235,119      21,350,729
                                                   ------------    ------------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY ......................   $ 35,455,752    $ 33,717,320
                                                   ============    ============

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                              STATEMENTS OF INCOME

                       YEARS ENDED MARCH 31, 1997 AND 1996

                                                            1997        1996
                                                            ----        ----
INTEREST INCOME AND FEES
     Interest and fees on mortgage loans, church
      bonds and interim construction loans ...........   $3,788,611   $4,174,217
     Interest on temporary investments ...............       52,595       32,959
                                                         ----------   ----------
                  Total interest income and fees .....    3,841,206    4,207,176

DEBT EXPENSE
     Interest ........................................      937,410    1,121,311
     Amortization of:
       Registration costs ............................       30,285       21,321
       Commissions paid to brokers ...................       58,144       50,212
                                                         ----------   ----------
                  Total debt expense .................    1,025,839    1,192,844
                                                         ----------   ----------
                  Net interest income ................    2,815,367    3,014,332

PROVISION FOR POSSIBLE
     CREDIT LOSSES ...................................      135,000       85,000
                                                         ----------   ----------
               Net interest income less provision
                 for possible credit losses ..........    2,680,367    2,929,332
                                                         ----------   ----------

OTHER INCOME .........................................       24,898       11,683

OTHER OPERATING EXPENSES
     General and administrative ......................      520,575      513,689
     Board of Trust Managers' fees ...................       40,952       40,708
                                                         ----------   ----------
               Total other operating expenses ........      561,527      554,397
                                                         ----------   ----------
               Income before provision for
                income taxes .........................    2,143,738    2,386,618

PROVISION FOR INCOME TAXES ...........................       16,980       27,488
                                                         ----------   ----------
NET INCOME ...........................................   $2,126,758   $2,359,130
                                                         ==========   ==========

NET INCOME PER SHARE .................................   $      .30   $      .34
                                                         ==========   ==========

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                       YEARS ENDED MARCH 31, 1997 AND 1996

                                     SHARES OF BENEFICIAL INTEREST
                                     ----------------------------  UNDISTRIBUTED
                                           SHARES       AMOUNT       NET INCOME
                                        -----------   -----------   -----------
 BALANCE, MARCH 31, 1995 ............     7,007,402   $20,623,866   $   610,102

      Cash dividends ($.32 per share)          --            --      (2,242,369)

      Net income ....................          --            --       2,359,130
                                        -----------   -----------   -----------

 BALANCE, MARCH 31, 1996 ............     7,007,402    20,623,866       726,863

      Cash dividends ($.32 per share)          --            --      (2,242,368)

      Net income ....................          --            --       2,126,758
                                        -----------   -----------   -----------

 BALANCE, MARCH 31, 1997 ............     7,007,402   $20,623,866   $   611,253
                                        ===========   ===========   ===========

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED MARCH 31, 1997 AND 1996

                                                        1997            1996
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income .................................   $  2,126,758    $  2,359,130
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation ...........................         15,674          15,670
        Amortization of debt expense ...........         88,429          71,533
        Amortization of loan discounts .........       (166,457)       (311,975)
        Provision for possible loan losses .....        135,000          85,000
        Changes in:
          Accrued interest receivable ..........          3,535          32,342
          Accrued interest payable .............          7,394         (56,606)
          Federal income taxes payable .........         (7,060)          2,050
          Other liabilities ....................        335,315         (94,512)
        Other, net .............................       (159,130)         (2,590)
                                                   ------------    ------------
            Net cash provided by
              operating activities .............      2,379,458       2,100,042
                                                   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in mortgage and interim
     construction loans and church bonds .......    (16,691,347)    (11,424,033)
    Payments received on mortgage and
     interim construction loans and
     church bonds ..............................     14,921,586      18,434,281
    Advances on notes receivable ...............       (530,708)       (321,598)
    Payments received on notes receivable ......        477,886         319,845
    Proceeds from sale of property held
     for investment ............................         71,810            --
                                                   ------------    ------------
             Net cash provided (used) by
              investing activities .............     (1,750,773)      7,008,495
                                                   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of secured savings certificates .......      2,648,579       4,595,999
    Borrowings on notes payable and line
     of credit .................................      9,563,442       9,059,755
    Principal payments on:
       Secured savings certificates ............     (2,619,982)     (3,834,355)
       Notes payable and line of credit ........     (8,073,646)    (16,243,033)
    Registration costs of secured savings
     certificates ..............................           --           (22,321)
    Commissions paid to brokers on issuance
     of secured savings certificates ...........        (40,511)        (66,760)
    Cash dividends paid ........................     (2,242,368)     (2,242,369)
                                                   ------------    ------------
              Net cash used by
                financing activities ...........       (764,486)     (8,753,084)
                                                   ------------    ------------
              Increase (decrease) in cash and
               cash equivalents ................       (135,801)        355,453
CASH AND CASH EQUIVALENTS,
    BEGINNING OF YEAR ..........................        722,430         366,977
                                                   ------------    ------------
CASH AND CASH EQUIVALENTS,
    END OF YEAR ................................   $    586,629    $    722,430
                                                   ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for interest .........   $    930,016    $  1,177,917
                                                   ============    ============
Income taxes paid were not material in 1997 and 1996.

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1997 AND 1996

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches across the United States, particularly in the southern portion of the U.S. During 1995, Church Loans also began making certain interim real estate construction loans to entities other than churches. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower's obligations is generally expected to be repaid from contributions from church members, or in the case of interim construction loans, by permanent financing provided by others.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term secured savings certificates (SSCs) and debt obligations. The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 1997 and 1996 as follows:

                                   LOAN AND CHURCH      TOTAL       NET INTEREST
                                   BOND PORTFOLIO    INDEBTEDNESS   RATE MARGIN
                                   --------------    ------------   -----------
March 31, 1997 ....................    10.82             7.36           3.46
March 31, 1996 ....................    11.21             7.10           4.11

Church Loans finances maturities of SSCs and debt obligations through its available lines of credit, the issuance of SSCs and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1997 AND 1996

LOANS AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

Loans are stated at the amount of unpaid principal, reduced by unamortized purchase discounts and the allowance for possible credit losses. Interest income on loans and church bonds is recognized when earned.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or the fair value of the collateral if the loan is collateral dependent. The accrual of interest is discontinued on loans and church bonds more than 90 days past due or when there is sufficient doubt as to the collection of interest. When interest accrual is discontinued, all unpaid accrued interest is reversed. Cash interest payments received are applied to principal when collection of principal is in doubt or are recognized as interest income when recovery of principal is reasonably assured.

The allowance for possible credit losses is established through a provision for possible credit losses charged to expense. Loans and church bonds are charged against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management's evaluation of the loan and church bond portfolio, including such factors as the security collateralizing the loans or church bonds, past credit loss experience and general economic conditions. The allowance is subjective in nature and may be adjusted in the near term because of changes in economic conditions.

Loan origination fees are collected only on a few permanent loans and generally recognized as income when received and the associated loan origination costs are expensed when incurred. The effect on the accompanying financial statements is not materially different from generally accepted accounting principles which require that loan fees, net of origination costs, be deferred and amortized into interest income over the life of the related loan.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 1997 and 1996.

Purchase discounts on loans are amortized based on the interest method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from 3 to 18 years.

UNAMORTIZED DEBT EXPENSE

Commissions paid to brokers in connection with the sale of SSCs are deferred and amortized over the terms of the related certificates on the interest method.
Costs incurred in connection with the registration of SSCs are deferred and amortized on the straight-line method over the period the related certificates are sold, but no longer than two years from the date the registration becomes effective.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1997 AND 1996

INCOME TAXES

Income taxes are accounted for under Statement No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash-on-hand and investment in a money market mutual fund and certificates of deposit with maturities of less than 90 days at the time of acquisition.

This information is an integral part of the accompanying financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $20,600,313 and $23,637,917 and church bonds due principally from congregations of Churches of Christ of $520,894 and $828,661 at March 31, 1997 and 1996, respectively. Interim construction loans of $14,327,500 and $9,213,466 at March 31, 1997 and 1996, respectively, consist primarily of loans to churches for the construction of church facilities. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings, ministers' residences and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances. The individual endorsements are usually for a specific amount with the sum of all such guarantees being an amount at least equal to the loan amount.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 7% to 17% at March 31, 1997. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 10.82% and 11.21% at March 31, 1997 and 1996, respectively.

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 1997 and 1996:

                                          1997                      1996
                                   -----------------         -------------------
                                   No. of  Carrying          No. of     Carrying
   Description                     loans    amount            loans      amount
------------------------           -----    ------            -----      ------

Over $1,500,000 ........             4   $ 7,071,684             3   $ 5,567,500
$1,300,000-1,499,999 ...             1     1,300,000             1     1,335,977
$1,000,000-1,299,999 ...             3     3,539,095             2     2,586,120
$900,000-999,999 .......             2     1,901,062             3     2,840,559
$800,000-899,999 .......             1       826,009             2     1,718,141
$700,000-799,999 .......             2     1,493,020             3     2,355,791
$600,000-699,999 .......             4     2,583,025             1       614,969
$500,000-599,999 .......             1       525,000             1       542,000
$400,000-499,999 .......             6     2,698,452             6     2,643,844
$300,000-399,999 .......             8     2,591,687             8     2,738,050
$200,000-299,999 .......             9     2,193,612            10     2,365,192
$100,000-199,999 .......            37     5,464,095            31     4,593,366
Under $100,000 .........            91     3,261,966           102     3,778,535
                                   ---   -----------           ---   -----------
                                   169    35,448,707           173    33,680,044
                                   ===   -----------           ===   -----------
Less:  unamortized purchase discounts
        on mortgage loans ........           979,263                   1,146,820
Less:  allowance for possible credit
        losses ...................           855,213                     728,665
                                         -----------                 -----------
TOTAL ............................       $33,614,231                 $31,804,559
                                         ===========                 ===========

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The mortgage and interim construction loan portfolios included the following loans at March 31, 1997, with individual balances in excess of 3% of the total carrying amount of the combined portfolios:

Arlington Baptist Church, Baltimore, Maryland; interest
   at 11.25%; monthly payments of $24,265 to maturity
   on September 1, 2017 .....................................   $2,339,187
First United Pentecostal Church of Arnold, Arnold, Maryland;
    interest at 11.00%; monthly payments of $16,225 to
    maturity on September 1, 2020 ...........................    1,631,025
New Jerusalem Church, Lansing, Michigan; interest at prime
    + 2% (10.50% at March 31, 1997); monthly payments of
    $17,686 to maturity on December 1, 1995 .................    1,554,757 *
Meade Ministry, Lake City, Florida; interest at prime + 2%
    (10.50% at March 31, 1997); principal and interest due
    at maturity on November 1, 1997 .........................    1,546,715
Pennsylvania Baptist State Convention, Philadelphia,
    Pennsylvania; interest at prime plus 2% (10.50% at
    March 31, 1997); principal and interest due at
    maturity on June 28, 1997 ...............................    1,300,000
Bethany Baptist Church, Melbourne, Florida; interest at
    10.50%; monthly payments of $14,371 to maturity on
    January 1, 2011 .........................................    1,255,585
Duncanville Church of Christ, Duncanville, Texas; interest
    at 10.25%; monthly payments of $22,000 to maturity on
    February 1, 1998 ........................................    1,207,533 *
St. Stevens Church of God in Christ, San Diego, California;
    interest at prime + 2% (10.50%  at March 31, 1997);
    principal  and  interest  due at maturity on October 25,
    1994 (included in nonperforming assets at March 31, 1997)    1,075,977
                                                                ----------
                                                               $11,910,779
                                                               ===========
* Subsequent to March 31, 1997, these loans were paid in full.

In the normal course of business, Church Loans makes commitments to extend credit which are not reflected in the financial statements. These commitments involve elements of credit risk, interest rate risk, liquidity risk and market risk. At March 31, 1997, Church Loans had outstanding loan commitments (by contract amounts) of approximately $13,580,000, including $6,584,000 for three loans to one borrower to finance the construction of three assisted-living centers. Church Loans has no other financial instruments with off-balance sheet risk.

Nonperforming mortgage loans, church bonds and interim construction loans at March 31, 1997 and 1996 were $3,158,484 and $2,769,345, respectively. Interest income which would have been recorded under the original terms of nonperforming loans and church bonds amounted to approximately $389,000 and $310,000 for the years ended March 31, 1997 and 1996, respectively. Interest income actually recognized was not significant.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 1 - MORTGAGE AND INTERIM CONSTRUCTION LOANS (CONTINUED)

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 1997, are:

                      1998 .............      $16,449,579
                      1999 .............        1,613,230
                      2000 .............        1,445,402
                      2001 .............        1,348,896
                      2002 .............        1,215,377

At March 31, 1997, mortgage loans were pledged to support indebtedness of Church Loans as follows:

         Line of credit payable to bank ...                   $ 8,013,983
         Secured savings certificates .....                     9,087,494
                                                              -----------
         TOTAL MORTGAGE LOANS PLEDGED .....                   $17,101,477
                                                              ===========

A summary of transactions in the allowance for possible credit losses for the years ended March 31, 1997 and 1996 follows:

                                                  1997              1996
                                                  ----              ----

BALANCE AT BEGINNING OF YEAR ............... $    728,665     $     645,049
Provisions charged to operating expenses ...      135,000            85,000
Charge offs, net ...........................       (8,452)           (1,384)
                                             ------------     -------------

BALANCE AT END OF YEAR ..................... $    855,213     $     728,665
                                             ============     =============

At March 31, 1997, the recorded investment and the related allowance for credit losses for loans for which impairment was recognized in accordance with Statement No. 114 were approximately $300,000 and $50,000, respectively.

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                      WEIGHTED           MAXIMUM                        WEIGHTED
                                                      AVERAGE            AMOUNT         AVERAGE         AVERAGE
                                   BALANCE AT       INTEREST RATE     OUTSTANDING AT   MONTH-END     INTEREST RATE
                                 END OF PERIOD     AT END OF PERIOD   ANY MONTH-END     BALANCE     FOR THE PERIOD
                                 -------------     ----------------   --------------  -----------   --------------
Line of credit payable to bank   $ 1,733,001             8.25%*        $ 1,975,001    $   665,381        8.20%
Other demand notes payable ...     4,312,875             7.50%         $ 4,628,528    $ 4,355,477        7.25%
                                 -----------             =====         ===========    ===========        =====
                                   6,045,876

Secured savings certificates .     7,573,972             7.07%         $ 7,889,315    $ 7,715,510        6.95%
                                 -----------             =====         ===========    ===========        =====
         TOTAL ...............   $13,619,848             7.36%         $14,360,054    $12,736,368        7.12%
                                 ===========             =====         ===========    ===========        =====

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

                                                      WEIGHTED           MAXIMUM                        WEIGHTED
                                                      AVERAGE            AMOUNT         AVERAGE         AVERAGE
                                   BALANCE AT       INTEREST RATE     OUTSTANDING AT   MONTH-END     INTEREST RATE
                                 END OF PERIOD     AT END OF PERIOD   ANY MONTH-END     BALANCE     FOR THE PERIOD
                                 -------------     ----------------   --------------  -----------   --------------
     MARCH 31, 1996
Term notes payable to banks      $      -                  -           $  2,666,667   $  1,861,111       9.45%
Line of credit payable to bank       550,001             8.25%*           5,606,001      2,194,522       8.98%
Other demand notes payable         4,006,079             7.25%         $  4,006,079   $  3,453,192       7.69%
                                ------------             =====         ============   ============       =====
                                   4,556,080
Secured savings certificates       7,545,375             6.93%         $  7,545,375   $  6,723,844       6.67%
                                ------------             =====         ============   ============       =====
         TOTAL                  $ 12,101,455             7.10%         $ 18,523,089   $ 14,089,507       7.72%
                                ============             =====         ============   ============       =====

* Does not consider commitment fees.

* Does not consider commitment fees.

Maturities of debt for each of the three years subsequent to March 31, 1997, are:

              1998 ..........               $   9,558,747
              1999 ..........                   2,716,725
              2000 ..........                   1,344,376
                                            -------------
                                            $  13,619,848
                                            =============

Included in maturities for the year ended March 31, 1997 are other demand notes payable of $4,312,875.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of SSCs and debt obligations are financed through principal payments received on mortgage loans, advances on other demand notes payable and advances on the $10,000,000 line of credit which is expected to be renewed on an annual basis.

Descriptions of the various categories of debt obligations follow:

SECURED SAVINGS CERTIFICATES

SSCs are issued in amounts of $1,000 or more and have single maturity dates from 30 days to 10 years from date of issue. With respect to an individual certificate, interest rate and frequency of payment of interest (either monthly, quarterly, semiannually, annually or at maturity) are fixed at the time of issuance of the certificate.

The certificates are secured under the terms of certain indentures that require, among other things, the pledge of mortgage notes receivable with total unpaid principal amounts not less than 100% or 125% of the aggregate principal amount of certain respective SSC registrations outstanding. Due to the fluctuations in the amount of sales of certificates as well as in the repayment of notes pledged to secure the certificates, Church Loans has on occasion failed to maintain the required ratios of pledged notes to outstanding certificates for a short period of time until the deficiency could be corrected. The indenture trustee has been aware of these temporary technical defaults of Church Loans and has waived declaration of a default under the respective Indenture. As of March 31, 1997 and 1996, Church Loans was in compliance with the requirement.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

SECURED SAVINGS CERTIFICATES (Continued)


Church Loans has an agreement with Great Nation Investment Corporation (Great Nation) whereby Great Nation will use its best efforts to sell SSCs registered by Church Loans. The agreement provides that Church Loans will pay Great Nation a commission on the basis of an annualized rate equal to three-fourths of one percent per annum of the face amount of each certificate sold by Great Nation.

LINE OF CREDIT PAYABLE TO BANK

The line of credit payable to bank consists of borrowings under a loan agreement effective through September 1, 1997, that provides for a $10,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 1% over the prime rate (8.50% at March 31, 1997), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one quarter of one percent from September 1, 1996 to March 31, 1997 and at the prime rate from April 1, 1995 to August 31, 1996. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth not be less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 1997, Church Loans' total indebtedness was approximately $18,200,000 less than the maximum amount permitted under the agreement.

DEMAND NOTES PAYABLE

The demand notes payable bear interest at 1% less than the prime rate (payable monthly) and are unsecured (see note 6).

NOTE 3 - INCOME TAX PROVISION

Church Loans has elected to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. To qualify as a real estate investment trust under the Code, Church Loans must, among other things, distribute at least 95% of its taxable income to its shareholders through dividends. Church Loans is required to pay dividends of at least 85% of its calendar year undistributed income by February 1 or be subject to a special federal excise tax of 4% on the undistributed amount.

Deferred taxes were not significant to Church Loans' 1997 and 1996 financial statements.

Total income tax expense for the years ended March 31, 1997 and 1996 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                         1997        1996
                                                         ----        ----
   Computed "expected" federal income tax expense .   $ 750,308    $ 835,316
   Increases (decreases) in taxes resulting from:
       Dividends ..................................    (809,355)    (809,355)
       Graduated rate differential ................     (12,570)     (11,983)
       Difference in provision for loan losses for
          financial and tax purposes ..............      27,842      (69,784)
       Difference in accounting for interest
          recognized for financial and tax purposes      60,755       83,294
                                                      ---------    ---------
   ACTUAL TAX EXPENSE .............................   $  16,980    $  27,488
                                                      =========    =========

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,007,402 for each of the years ended March 31, 1997 and 1996. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable as ordinary income to the recipient. A schedule of dividends paid during the years ended March 31, 1997 and 1996 follows:
                                                        Divdend amount
                                                    ---------------------
          Date of record             Date paid      Per share     Total
          ------------------------   ------------   ---------  ----------
          March 31, 1995 .........   May 1995       $   .08    $  560,592
          December 31, 1995 ......   January 1996       .24     1,681,777
          March 31,1996 ..........   May 1996           .09       630,666
          December 31, 1996 ......   January 1997       .23     1,611,702

In April 1997, a dividend of $700,740 ($.10 per share) was declared for stockholders of record on March 31, 1997.


NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 1997 and 1996 included notes totaling $1,648,660 and $1,482,250, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was not significant for 1997 or 1996.

Secured savings certificates at March 31, 1997 and 1996 include certificates totaling $315,692 and $485,692, respectively, which represent liabilities to related parties. Interest expense incurred on savings certificates of related parties was not significant for 1997 or 1996.

NOTE 7 -      DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL
              INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

CASH AND CASH EQUIVALENTS

The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

LOANS AND CHURCH BONDS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans, net of the allowance for loan losses was $33,614,231 and $31,804,559 and the fair value of loans was approximately $34,759,000 and $33,164,000 at March 31, 1997 and 1996, respectively.

NOTES PAYABLE AND LINE OF CREDIT

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

SECURED SAVINGS CERTIFICATES

The fair value of secured savings certificates is estimated using the rates currently offered for financial instruments of similar characteristics. The carrying value of secured savings certificates was $7,573,972 and $7,545,375 and the fair value of secured savings certificates was approximately $7,585,000 and $7,549,000 at March 31, 1997 and 1996, respectively.

COMMITMENTS TO EXTEND CREDIT

Generally, Church Loans enters into commitments to extend credit at adjustable interest terms. Accordingly, the commitment amount is a reasonable estimate of fair value.

LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Church Loans' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Church Loans' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1997 AND 1996

NOTE 8 - QUARTERLY OPERATING RESULTS (UNAUDITED)

The following quarterly operating results are unaudited, but, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of Church Loans' operating results for the periods indicated:

                                                  QUARTER ENDED
                                  ---------------------------------------------
                                  JUNE 30  SEPTEMBER 30  DECEMBER 31   MARCH 31
                                  -------  ------------  -----------   --------
Year ended March 31, 1997

     Interest income and fees    $896,316    $1,015,632     $987,924   $941,334
     Debt expense ...........     254,509       270,456      247,462    253,412
     Net interest income ....     641,807       745,176      740,462    687,922
     Net income .............     471,624       595,170      580,120    479,844
     Net income per share ...         .07           .08          .08        .07

                                                  QUARTER ENDED
                                  ---------------------------------------------
                                  JUNE 30  SEPTEMBER 30  DECEMBER 31   MARCH 31
                                  -------  ------------  -----------   --------
Year ended March 31, 1996

   Interest income and fees    $1,183,485    $1,034,747     $983,793  $1,005,151
   Debt expense ...........       342,644       304,055      261,022     285,123
   Net interest income ....       840,841       730,692      722,771     720,028
   Net income .............       644,032       596,635      587,838     530,625
   Net income per share ...           .09           .09          .08         .08

This information is an integral part of the accompanying financial statements.