Form 10KSB40, Exhibit 13
period 1998-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 1998-06-29
CIK 20199

INDEPENDENT AUDITORS' REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 1998 and 1997, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson P.L.L.C.

Amarillo, Texas
May 8, 1998

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)
                                 BALANCE SHEETS
                             MARCH 31, 1998 AND 1997

                  ASSETS                                1998            1997
                                                   ------------    -------------

CASH AND CASH EQUIVALENTS .......................   $     32,403    $   586,629

RECEIVABLES
    Mortgage loans and church bonds - performing      22,165,629     19,177,849
    Interim construction loans - performing .....     10,732,915     12,133,111
    Nonperforming mortgage loans, church bonds
      and interim construction loans ............      2,492,095      3,158,484
    Less: Allowance for possible credit losses ..     (1,035,213)      (855,213)
                                                    ------------    ------------
                                                      34,355,426     33,614,231
                                                    ------------    ------------
    Accrued interest receivable .................        341,360        303,756
    Notes receivable ............................        405,860        536,453
                                                    ------------    ------------
                  Total receivables .............     35,102,646     34,454,440
                                                    ------------    ------------
PROPERTY AND EQUIPMENT, net of accumulated
    depreciation of $460,721 and $445,049 in
    1998 and 1997, respectively .................        197,619        213,291
REAL ESTATE ACQUIRED
     THROUGH FORECLOSURE ........................      1,479,486        119,150
UNAMORTIZED DEBT EXPENSE AND OTHER ASSETS .......         62,960         82,242
                                                    ------------    ------------
TOTAL ASSETS ....................................   $ 36,875,114    $35,455,752
                                                    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
     Notes payable and line of credit:
         Related party ..........................   $  1,969,938    $ 1,648,660
         Other ..................................      5,740,773      4,397,216
                                                    ------------    ------------
                                                       7,710,711      6,045,876
     Secured savings certificates:
         Related party ..........................        240,000        315,692
         Other ..................................      6,823,823      7,258,280
                                                    ------------    ------------
                                                       7,063,823      7,573,972
     Accrued interest payable ...................         29,768         45,211
     Other ......................................        781,455        555,574
                                                    ------------    ------------
                  Total liabilities .............     15,585,757     14,220,633
                                                    ------------    ------------
SHAREHOLDERS' EQUITY
     Shares of beneficial interest, no par value;
       authorized shares unlimited, 7,007,402 shares
       issued and outstanding ...................     20,623,866     20,623,866
     Undistributed net income ...................        665,491        611,253
                                                    ------------    ------------
                  Total shareholders' equity ....     21,289,357     21,235,119
                                                    ------------    ------------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY .......................   $ 36,875,114    $35,455,752
                                                    ============    ============

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                              STATEMENTS OF INCOME

                       YEARS ENDED MARCH 31, 1998 AND 1997

                                                            1998        1997
                                                            ----        ----
 INTEREST INCOME AND FEES
     Interest and fees on loans and notes receivable ..  $3,926,008   $3,788,611
     Interest on temporary investments ................      62,705       52,595
                                                         ----------   ----------
                  Total interest income and fees .....    3,988,713    3,841,206
DEBT EXPENSE
     Interest ........................................      921,787      937,410
     Amortization of:
         Registration costs ..........................        4,984       30,285
         Commissions paid to brokers .................       56,314       58,144
                                                         ----------   ----------
                  Total debt expense .................      983,085    1,025,839
                                                         ----------   ----------
                  Net interest income ................    3,005,628    2,815,367

PROVISION FOR POSSIBLE
     CREDIT LOSSES ...................................      180,000      135,000
                                                         ----------   ----------
               Net interest income less provision
                 for possible credit losses ..........    2,825,628    2,680,367
                                                         ----------   ----------

OTHER INCOME .........................................      122,183       24,898

OTHER OPERATING EXPENSES
     General and administrative ......................      650,446      520,575
     Board of Trust Managers' fees ...................       47,692       40,952
                                                         ----------   ----------
                  Total other operating expenses .....      698,138      561,527
                                                         ----------   ----------
                  Income before provision for
                   income taxes ......................    2,249,673    2,143,738

PROVISION FOR INCOME TAXES ...........................       23,140       16,980
                                                         ----------   ----------
NET INCOME ...........................................   $2,226,533   $2,126,758
                                                         ==========   ==========
NET INCOME PER SHARE .................................   $      .32   $      .30
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

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                       YEARS ENDED MARCH 31, 1998 AND 1997

                                     SHARES OF BENEFICIAL INTEREST
                                     ----------------------------  UNDISTRIBUTED
                                           SHARES       AMOUNT       NET INCOME
                                        -----------   -----------   -----------
 BALANCE, MARCH 31, 1996 ............     7,007,402   $20,623,866   $   726,863

      Cash dividends ($.32 per share)          --            --      (2,242,368)

      Net income ....................          --            --       2,126,758
                                        -----------   -----------   -----------

 BALANCE, MARCH 31, 1997 ............     7,007,402    20,623,866       611,253

      Cash dividends ($.31 per share)          --            --      (2,172,295)

      Net income ....................          --            --       2,226,533
                                        -----------   -----------   -----------

 BALANCE, MARCH 31, 1998 ............     7,007,402   $20,623,866   $   665,491
                                        ===========   ===========   ===========

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                            STATEMENTS OF CASH FLOWS

                       YEARS ENDED MARCH 31, 1998 AND 1997

                                                        1998            1997
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income ...............................   $  2,226,533      $  2,126,758
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation .........................         15,672            15,674
        Amortization of debt expense .........         61,298            88,429
        Amortization of loan discounts .......       (236,512)         (166,457)
        Provision for possible credit losses .        180,000           135,000
        Changes in:
          Accrued interest receivable ........        (37,604)            3,535
          Accrued interest payable ...........        (15,443)            7,394
          Federal income taxes payable .......           --              (7,060)
          Other liabilities ..................        225,881           335,315
        Other, net ...........................        (42,816)         (159,130)
                                                 ------------      ------------
                Net cash provided by
                  operating activities .......      2,377,009         2,379,458
                                                 ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in mortgage and interim
     construction loans and church bonds .....    (33,238,225)      (16,691,347)
    Payments received on mortgage and
     interim construction loans and
     church bonds ............................     31,194,006        14,921,586
    Advances on notes receivable .............       (270,836)         (530,708)
    Payments received on notes receivable ....        401,429           477,886
    Proceeds from sale of property
     held for investment .....................           --              71,810
                                                 ------------      ------------
                  Net cash used by
                   investing activities ......     (1,913,626)       (1,750,773)
                                                 ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of secured savings certificates .....      3,314,121         2,648,579
    Borrowings on notes payable and line
     of credit ...............................      6,358,320         9,563,442
    Principal payments on:
       Secured savings certificates ..........     (3,824,270)       (2,619,982)
       Notes payable and line of credit ......     (4,693,485)       (8,073,646)
    Commissions paid to brokers on issuance
     of secured savings certificates .........           --             (40,511)
    Cash dividends paid ......................     (2,172,295)       (2,242,368)
                                                 ------------      ------------
                  Net cash used by
                    financing activities .....     (1,017,609)         (764,486)
                                                 ------------      ------------
                  Decrease in cash and
                    cash equivalents .........       (554,226)         (135,801)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .        586,629           722,430
                                                 ------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR .......   $     32,403      $    586,629
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

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1998 AND 1997

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the U.S. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower's obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by others.

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term secured savings certificates (SSCs) and debt obligations. The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 1998 and 1997 as follows:

                                   LOAN AND CHURCH      TOTAL       NET INTEREST
                                   BOND PORTFOLIO    INDEBTEDNESS   RATE MARGIN
                                   --------------    ------------   -----------
March 31, 1998 ....................    10.95%            7.44%          3.51%
March 31, 1997 ....................    10.82%            7.36%          3.46%

Church Loans finances maturities of SSCs and debt obligations through its available lines of credit and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1998 AND 1997

LOANS AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

Loans are stated at the amount of unpaid principal, reduced by unamortized purchase discounts and the allowance for possible credit losses. Interest income is recognized when earned.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or the fair value of the collateral if the loan is collateral dependent. The accrual of interest is generally discontinued on loans and church bonds more than 90 days past due or when there is sufficient doubt as to the collection of interest. When interest accrual is discontinued, all unpaid accrued interest is reversed. Cash interest payments received are applied to principal when collection of principal is in doubt or are recognized as interest income when recovery of principal is reasonably assured.

The allowance for possible credit losses is established through a provision for possible credit losses charged to expense. Loans and church bonds are charged against the allowance when collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management's and the board of directors' evaluation of the loan and church bond portfolio, including such factors as the security collateralizing the loans or church bonds, past credit loss experience and general economic conditions. The allowance is subjective in nature and may be adjusted in the near term because of changes in the borrower's financial status or economic conditions.

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

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 1998 and 1997.

Purchase discounts on loans are amortized based on the interest method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from 3 to 18 years.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property's estimated fair value minus estimated costs to sell (fair value). Declines in the estimated fair value below cost are recognized as a valuation allowance. If the estimated fair value subsequently increases above its carrying value, the valuation

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                             MARCH 31, 1998 AND 1997

allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to operations.

The valuation of other real estate owned is subjective in nature and may be adjusted in the near term because of changes in economic conditions or other factors.

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

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Church loans has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash-on-hand and investment in a money market mutual fund and certificates of deposit with maturities of less than 90 days at the time of acquisition.

RECLASSIFICATIONS

Certain amounts in the 1997 balance sheet have been reclassified to conform with the 1998 presentation.

                  This information is an integral part of the
                       accompanying financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $23,974,905 and $20,600,313 and church bonds of $488,839 and $520,894 at March 31, 1998 and
1997, respectively. Interim construction loans of $11,695,994 and $14,327,500 at March 31, 1998 and 1997, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 7.75% to 17.00% at March 31, 1998. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 10.95% and 10.82% at March 31, 1998 and 1997, respectively.

Generally accepted accounting principles require disclosure of information about certain current vulnerabilities due to certain concentrations. In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 1998, Church Loans had five loans secured by assisted living centers which totaled approximately $8,063,000. Three of these loans were to affiliated borrowers totaling approximately $7,230,000 at March 31, 1998. In addition, Church Loans had four loan commitments at March 31, 1998 for interim construction and permanent financing of assisted living centers which totaled approximately $7,845,000.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997


The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 1998 and 1997:


                                          1998                      1997
                                   -----------------         -------------------
                                   No. of  Carrying          No. of     Carrying
   Description                     loans    amount            loans      amount
------------------------           -----    ------            -----      ------

Over $1,500,000 ........             6   $13,940,641             4   $ 7,071,684
$1,300,000-1,499,999 ...             2     2,655,842             1     1,300,000
$1,000,000-1,299,999 ...             1     1,296,980             3     3,539,095
$900,000-999,999 .......             2     1,840,381             2     1,901,062
$800,000-899,999 .......             1       847,948             1       826,009
$700,000-799,999 .......             3     2,203,579             2     1,493,020
$600,000-699,999 .......             3     1,905,673             4     2,583,025
$500,000-599,999 .......             -         -                 1       525,000
$400,000-499,999 .......             3     1,339,271             6     2,698,452
$300,000-399,999 .......             5     1,819,868             8     2,591,687
$200,000-299,999 .......            12     3,083,597             9     2,193,612
$100,000-199,999 .......            20     2,824,929            37     5,464,095
Under $100,000 .........            71     2,401,029            91     3,261,966
                                   ---   -----------           ---   -----------
                                   129    36,159,738           169    35,448,707
                                   ===   -----------           ===   -----------
Less:  unamortized purchase discounts
        on mortgage loans ........           769,099                     979,263
Less:  allowance for possible credit
        losses ...................         1,035,213                     855,213
                                         -----------                 -----------
TOTAL ............................       $34,355,426                 $33,614,231
                                         ===========                 ===========

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997


The mortgage and interim construction loan portfolios included the following loans at March 31, 1998, with individual balances in excess of 3% of the total carrying amount of the combined portfolios:

Great Plains Assisted Living L.L.C., Lincoln, Nebraska;
 interest at 10.50%; monthly payments of $28,741 to
 maturity on January 1, 2013 ...................................... $ 2,583,797*
Meade Ministries, Lake City, Florida; interest at 10.25%; monthly
 payments of $27,249 to maturity on November 11, 2012 .............   2,476,117
Great Plains Assisted Living L.L.C., Omaha, Nebraska;
 interest at prime plus 2% (10.50% at March 31, 1998); principal
 and interest due at maturity on May 1, 1998 ......................   2,395,384*
Arlington Baptist Church, Baltimore, Maryland; interest at 11.25%;
 monthly payments of $24,416 to maturity on September 1, 2017 .....   2,293,310
Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at
 10.50%; monthly payments of $25,149 to maturity
 on December 10, 2012 .............................................   2,251,289*
New Birth Baptist Church, Miami, Florida; interest at prime
 plus 2% (10.50% at March 31, 1998); principal and interest due at
 maturity on March 27, 1999 .......................................   1,940,745
West Charleston Baptist Church, Las Vegas, Nevada; interest at prime plus 2% (10.50% at March 31, 1998); principal and interest
 due at maturity on March 12, 1999 ................................   1,355,841
Pennsylvania Baptist State Convention, Philadelphia, Pennsylvania;
    interest at prime plus 2% (10.50% at March 31, 1998); principal
    and interest due at maturity on December 28, 1997 .............   1,300,000
Bethany Baptist Church, Melbourne, Florida; interest at 10.50%;
    monthly payments of $15,138 to maturity on June 30, 2011 ......   1,296,980
                                                                    -----------
                                                                    $17,893,463
                                                                    ===========
*   Borrowers are affiliated.

In the normal course of business, Church Loans makes commitments to extend credit which are not reflected in the financial statements. These commitments involve elements of credit risk, interest rate risk, liquidity risk and market risk. At March 31, 1998, Church Loans had outstanding loan commitments (by contract amounts) of approximately $14,275,000 including $5,495,000 for three loans to affiliated borrowers (not related to those mentioned in the table above) to finance the construction of three assisted living centers. Church Loans has no other financial instruments with off-balance-sheet risk.

Nonperforming mortgage loans, church bonds and interim construction loans at March 31, 1998 and 1997 were $2,492,095 and $3,158,484, respectively. Interest income which would have been recorded under the original terms of nonperforming loans and

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997

church bonds amounted to approximately $339,000 and $389,000 for the years ended March 31, 1998 and 1997, respectively. Interest income actually recognized during 1998 was approximately $111,000. Interest income actually recognized in 1997 was not significant.

In addition to the aforementioned loans, management has doubts about the ability of a borrower for a $1,300,000 loan to comply with its present repayment terms. This loan was not included as nonperforming at March 31, 1998.

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 1998, are:

              1999  .................          $13,630,826
              2000  .................            1,655,727
              2001  .................            1,574,204
              2002  .................            1,521,664
              2003  .................            1,373,389

At March 31, 1998, mortgage loans were pledged to support indebtedness of Church Loans as follows:

Line of credit payable to bank .................     $ 5,025,556
Secured savings certificates   .................       7,085,080
                                                     -----------
TOTAL MORTGAGE LOANS PLEDGED   .................     $12,110,636
                                                     ===========

A summary of transactions in the allowance for possible credit losses for the years ended March 31, 1998 and 1997 follows:

                                                   1998          1997
                                                   ----          ----

BALANCE AT BEGINNING OF YEAR                 $   855,213     $ 728,665
Provisions charged to operating expenses         180,000       135,000
Charge-offs, net                                   -            (8,452)
                                             -----------    ----------

BALANCE AT END OF YEAR ...................   $ 1,035,213    $  855,213
                                             ===========    ==========

At March 31, 1998 and 1997, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $1,038,000 and $300,000, respectively. The related allowance for credit losses was $270,000 and $50,000, respectively, at March 31, 1998 and 1997.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:


                                                      WEIGHTED           MAXIMUM                        WEIGHTED
                                                      AVERAGE            AMOUNT         AVERAGE         AVERAGE
                                   BALANCE AT       INTEREST RATE     OUTSTANDING AT   MONTH-END     INTEREST RATE
                                 END OF PERIOD     AT END OF PERIOD   ANY MONTH-END     BALANCE     FOR THE PERIOD
                                 -------------     ----------------   --------------  -----------   --------------
     MARCH 31, 1998
Line of credit payable to bank   $ 2,800,000             7.50%*        $ 2,800,000    $   505,078        7.81%
Other demand notes payable ...     2,800,000             7.50%         $ 4,910,711    $ 4,503,880        7.56%
Secured savings certificates .     7,063,823             7.38%         $ 7,863,480    $ 7,452,851        7.29%
                                 -----------             =====         -----------    -----------        -----
         TOTAL ...............   $14,774,534             7.44%         $14,774,534    $12,461,809        7.26%
                                 ===========             =====         ===========    ===========        =====
     MARCH 31, 1997

Line of credit payable to bank  $ 1,733,001              8.25%*        $ 1,975,001    $   665,381        8.20%
Other demand notes payable        4,312,875              7.50%           4,628,528      4,355,477        7.25%
Secured savings certificates      7,573,972              7.07%           7,889,315      7,715,510        6.95%
                                -----------             ------         -----------    -----------        -----
         TOTAL                  $13,619,848              7.36%         $14,360,054    $12,736,368        7.12%
                                ===========             ======         ===========    ===========        =====

* Does not consider commitment fees.

Maturities of debt for each of the three years subsequent to March 31, 1998, are:

              1999  ........................       $11,360,157
              2000  ........................         2,085,377
              2001  ........................         1,329,000
                                                   -----------
                                                   $14,774,534
                                                   ===========
Included in maturities for the year ended March 31, 1999 are other demand notes payable of $4,910,711.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of SSCs and debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the $15,000,000 line of credit which is expected to be renewed on an annual basis.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997

Descriptions of the various categories of debt obligations follow:

SECURED SAVINGS CERTIFICATES

SSCs were issued in amounts of $1,000 or more and have single maturity dates from 30 days to 10 years from date of issue. With respect to an individual certificate, interest rate and frequency of payment of interest (either monthly, quarterly, semiannually, annually or at maturity) are fixed at the time of issuance of the certificate. Effective July 1997, Church Loans discontinued the sale of SSCs.

The certificates are secured under the terms of certain indentures that require, among other things, the pledge of mortgage notes receivable with total unpaid principal amounts not less than 100% of the aggregate principal amount of certain respective SSC registrations outstanding. As of March 31, 1998 and 1997, Church Loans was in compliance with the requirement.

LINE OF CREDIT PAYABLE TO BANK

The line of credit payable to bank consists of borrowings under a loan agreement effective through September 1, 1998, that provides for a $15,000,000 ($10,000,000 in 1997) line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (10.50% at March 31, 1998), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent from September 1, 1997 to March 31, 1998, at the prime rate less one quarter of one percent from September 1, 1996 to August 31, 1997 and at the prime rate from April 1, 1996 to August 31, 1996. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 1998, Church Loans' total indebtedness was approximately $17,200,000 less than the maximum amount permitted under the agreement.

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

Deferred taxes were not significant to Church Loans' 1998 and 1997 financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997


Total income tax expense for the years ended March 31, 1998 and 1997 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                        1998             1997
                                                        ----             ----
Computed "expected" federal income tax expense .....  $787,386         $750,308
Increases (decreases) in taxes resulting from:
    Dividends ......................................  (784,829)        (809,355)
    Graduated rate differential ....................   (12,669)         (12,570)
    Difference in provision for loan losses for
       financial and tax purposes ..................   (28,127)          27,842
    Difference in accounting for interest
       recognized for financial and tax purposes ...    58,102           60,755
    Other ..........................................     3,277              -
                                                      --------         --------
ACTUAL TAX EXPENSE .................................  $ 23,140         $ 16,980
                                                      ========         ========

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,007,402 for each of the years ended March 31, 1998 and 1997. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable as ordinary income to the recipient. A schedule of dividends paid during the years ended March 31, 1998 and 1997 follows:

                                                        Divdend amount
                                                    ---------------------
          Date of record             Date paid      Per share     Total
          ------------------------   ------------   ---------  ----------
          March 31, 1996 .........   May 1996       $   .09    $  630,666
          December 31, 1996 ......   January 1997       .23     1,611,702
          March 31,1997 ..........   May 1997           .10       700,740
          December 31, 1997 ......   January 1998       .21     1,471,555

In April 1998, a dividend of $770,814 ($.11 per share) was declared for stockholders of record on March 31, 1998.

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 1998 and 1997 included notes totaling $1,969,938 and $1,648,660, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was not significant for 1998 or 1997.

                        CHURCH LOANS & INVESTMENTS TRUST

                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997


Secured savings certificates at March 31, 1998 and 1997 include certificates totaling $240,000 and $315,692, respectively, which represent liabilities to related parties. Interest expense incurred on savings certificates of related parties was not significant for 1998 or 1997.

NOTE 7 -      CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                        1998              1997
                                                        ----              ----
Supplemental cash flow information:
    Interest paid  ...............................  $  937,230          $930,016
                                                    ==========          ========

    Income taxes paid were not material in 1998 and 1997

Schedule of noncash investing and financing activity:

    Real estate acquired through foreclosure ....   $1,359,536          $119,950
                                                    ==========          ========

NOTE 8 - COMMITMENTS

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 1998, Church Loans had outstanding loan commitments (by contract amounts) of approximately $14,275,000, including $7,845,000 to finance the construction of or provide permanent financing for assisted living centers. Management does not anticipate any losses as a result of these transactions.

NOTE 9 -      DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

CASH AND CASH EQUIVALENTS

The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

                        CHURCH LOANS & INVESTMENTS TRUST

                        (A REAL ESTATE INVESTMENT TRUST)

                          NOTES TO FINANCIAL STATEMENTS

                             MARCH 31, 1998 AND 1997

LOANS AND CHURCH BONDS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans, net of the allowance for loan losses was $34,355,426 and $33,614,231 and the fair value of loans was approximately $34,800,000 and $33,900,000 at March 31, 1998 and 1997, respectively.

NOTES PAYABLE AND LINE OF CREDIT

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

SECURED SAVINGS CERTIFICATES

The fair value of secured savings certificates is estimated using the rates currently offered for financial instruments of similar characteristics. The carrying value of secured savings certificates was $7,063,823 and $7,573,972 and the fair value of secured savings certificates was approximately $7,200,000 and $7,600,000 at March 31, 1998 and 1997, respectively.

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

                      This information is an integral part
                    of the accompanying financial statements.