Form 10KSB40, Exhibit 13
period 1999-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 1999-06-25
CIK 20199

Independent Auditors' Report

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 1999 and 1998, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson P.L.L.C.

Amarillo, Texas
May 7, 1999

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                                 Balance Sheets
                             March 31, 1999 and 1998

                  ASSETS                                1999            1998
                                                   ------------    -------------

CASH AND CASH EQUIVALENTS ......................   $    181,068    $     32,403

RECEIVABLES
     Mortgage loans and church bonds - performing    23,109,175      22,165,629
     Interim construction loans - performing ...     10,406,937      10,732,915
     Nonperforming mortgage loans, church bonds
         and interim construction loans ........      3,555,029       2,492,095
     Less: Allowance for possible credit losses      (1,215,213)     (1,035,213)
                                                   ------------    ------------
                                                     35,855,928      34,355,426
     Accrued interest receivable ...............        323,396         341,360
     Notes receivable ..........................        407,111         405,860
                                                   ------------    ------------
                  Total receivables ............     36,586,435      35,102,646
                                                   ------------    ------------
Property and equipment, net of accumulated
     depreciation of $476,395 and $460,721 in
     1999 and 1998, respectively ...............        181,947         197,619
REAL ESTATE ACQUIRED THROUGH FORECLOSURE .......        314,196       1,479,486
Unamortized debt expense AND OTHER ASSETS ......         28,891          62,960
                                                   ------------    ------------
TOTAL ASSETS ...................................   $ 37,292,537    $ 36,875,114
                                                   ============    ============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
     Notes payable and line of credit:
         Related party .........................   $  1,921,680    $  1,969,938
         Other .................................     10,185,984       5,740,773
                                                   ------------    ------------
                                                     12,107,664       7,710,711
     Secured savings certificates:
         Related party .........................           --           240,000
         Other .................................      2,763,376       6,823,823
                                                   ------------    ------------
                                                      2,763,376       7,063,823
     Accrued interest payable ..................        104,785          29,768
     Other .....................................      1,059,035         781,455
                                                   ------------    ------------
                  Total liabilities ............     16,034,860      15,585,757
                                                   ------------    ------------
SHAREHOLDERS' EQUITY
     Shares of beneficial interest, no par value;
       authorized shares unlimited, 7,007,402
       shares issued ............................    20,623,866      20,623,866
     Undistributed net income ..................        650,301         665,491
     Treasury shares, at cost (6,596 shares) ...        (16,490)           --
                                                   ------------    ------------
                  Total shareholders' equity ...     21,257,677      21,289,357
                                                   ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....   $ 37,292,537    $ 36,875,114
                                                   ============    ============
        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                              Statements of Income
                       Years ended March 31, 1999 and 1998
                                                            1999        1998
                                                            ----        ----
INTEREST INCOME AND FEES
     Interest and fees on loans and notes receivable      $4,526,221  $3,926,008
     Interest on temporary investments ..............         34,996      62,705
                                                          ----------  ----------
                  Total interest income and fees ....      4,561,217   3,988,713
DEBT EXPENSE
     Interest .......................................      1,139,875     921,787
     Amortization of:
         Registration costs .........................           --         4,984
         Commissions paid to brokers ................         35,929      56,314
                                                          ----------  ----------
                  Total debt expense ................      1,175,804     983,085
                                                          ----------  ----------
                  Net interest income ...............      3,385,413   3,005,628
PROVISION FOR POSSIBLE CREDIT LOSSES ................        180,000     180,000
                                                          ----------  ----------
                  Net interest income less provision
                      for possible credit losses ....      3,205,413   2,825,628
                                                          ----------  ----------
OTHER INCOME ........................................         17,580     122,183
OTHER OPERATING EXPENSES
     General and administrative .....................        631,265     650,446
     Board of Trust Managers' fees ..................         53,441      47,692
                                                          ----------  ----------
                  Total other operating expenses ....        684,706     698,138
                                                          ----------  ----------
                  Income before provision for
                      income taxes ..................      2,538,287   2,249,673
PROVISION FOR INCOME TAXES ..........................         32,461      23,140
                                                          ----------  ----------
NET INCOME ..........................................     $2,505,826  $2,226,533
                                                          ==========  ==========
NET INCOME PER SHARE                                           $ .36       $ .32
                                                               =====       =====

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                       Statements of Shareholders' Equity
                       Years ended March 31, 1999 and 1998

                SHARES OF BENEFICIAL INTEREST
                 --------------------------- UNDISTRIBUTED TREASURY
                       SHARES       AMOUNT    NET INCOME    SHARES    TOTAL
                    -----------  -----------  ----------  --------- -----------
Balance,
     March 31, 1997   7,007,402  $20,623,866  $  611,253  $    -    $21,235,119

    Cash dividends
     ($.31 per share)     -            -      (2,172,295)      -     (2,172,295)

    Net income            -            -       2,226,533       -      2,226,533
                      ---------  -----------  ----------- ---------- -----------
Balance,
     March 31, 1998   7,007,402   20,623,866     665,491       -     21,289,357

    Cash dividends
      ($.36 per share)    -            -      (2,521,016)      -     (2,521,016)

    Net income            -            -       2,505,826       -      2,505,826

    Treasury shares
      purchased           -            -           -       (16,490)     (16,490)
                      ---------  -----------  ----------- ---------- -----------
Balance,
     March 31, 1999   7,007,402  $20,623,866  $   650,301 $(16,490)  $21,257,677
                      =========  ===========  =========== =========  ===========

        These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                            Statements of Cash Flows
                       Years ended March 31, 1999 and 1998

                                                        1999            1998
                                                        ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income .................................   $  2,505,826    $  2,226,533
    Adjustments to reconcile net income to net
     cash provided by operating activities:
        Depreciation ...........................         15,672          15,672
        Amortization of debt expense ...........         35,929          61,298
        Amortization of loan discounts .........       (330,074)       (236,512)
        Provision for possible credit losses ...        180,000         180,000
        Changes in:
            Accrued interest receivable ........         17,964         (37,604)
            Accrued interest payable ...........         75,017         (15,443)
            Other liabilities ..................       (114,884)        225,881
        Other, net .............................         (1,860)        (42,816)
                                                   ------------    ------------
                Net cash provided by
                 operating activities ..........      2,383,590       2,377,009
                                                   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in mortgage and interim
     construction loans and church bonds .......    (35,518,740)    (33,238,225)
    Payments received on mortgage and
     interim construction loans and
     church bonds ..............................     35,610,274      31,194,006
    Advances on notes receivable ...............       (374,954)       (270,836)
    Payments received on notes receivable ......        373,703         401,429
    Proceeds from sale of other
     real estate owned .........................        115,792            --
                                                   ------------    ------------
                  Net cash provided (used)
                   by investing activities .....        206,075      (1,913,626)
                                                   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of secured savings certificates .......           --         3,314,121
    Borrowings on notes payable and line
     of credit .................................     33,684,821       6,358,320
    Principal payments on:
       Secured savings certificates ............     (4,300,447)     (3,824,270)
       Notes payable and line of credit ........    (29,287,868)     (4,693,485)
    Cash dividends paid ........................     (2,521,016)     (2,172,295)
    Treasury shares purchased ..................        (16,490)           --
                                                   ------------    ------------
                  Net cash used by
                   financing activities ........     (2,441,000)     (1,017,609)
                                                   ------------    ------------
                  Increase (decrease) in
                   cash and cash equivalents ...        148,665        (554,226)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...         32,403         586,629
                                                   ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR .........   $    181,068    $     32,403
                                                   ============    ============
       These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                   Summary of Significant Accounting Policies
                             March 31, 1999 and 1998

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term secured savings certificates (SSCs) and debt obligations. The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 1999 and 1998 as follows:

                                   LOAN AND CHURCH      TOTAL       NET INTEREST
                                   BOND PORTFOLIO    INDEBTEDNESS   RATE MARGIN
                                   --------------    ------------   -----------
March 31, 1999 ....................    10.06%            6.90%          3.16%
March 31, 1998 ....................    10.95%            7.44%          3.51%

Church Loans finances maturities of SSCs and debt obligations through its available lines of credit and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                   Summary of Significant Accounting Policies
                             March 31, 1999 and 1998

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

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 1999 and 1998.

Purchase discounts on loans are amortized based on the interest method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from 3 to 18 years.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property's estimated fair value minus estimated costs to sell (fair value). Declines in the estimated fair value below cost are recognized as a valuation allowance. If the estimated fair value subsequently increases above its carrying value, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to operations.

The valuation of other real estate owned is subjective in nature and may be adjusted in the near term because of changes in economic conditions or other factors.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                   Summary of Significant Accounting Policies
                             March 31, 1999 and 1998

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

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $25,129,877 and $23,974,905 and church bonds of $401,172 and $488,839 at March 31, 1999 and
1998, respectively. Interim construction loans of $12,126,462 and $11,695,994 at March 31, 1999 and 1998, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 7.50% to 17% at March 31, 1999. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 10.06% and 10.95% at March 31, 1999 and 1998, respectively.

Generally accepted accounting principles require disclosure of information about certain current vulnerabilities due to certain concentrations. In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 1999, Church Loans had eight loans to two borrowers which were secured by assisted living centers and totaled approximately $12,233,000. Four of these loans were to the same borrower and totaled approximately $9,001,000 at March 31, 1999. In addition, Church Loans had four loan commitments to these same two borrowers at March 31, 1999 for interim construction and permanent financing of assisted living centers which totaled approximately $3,825,000.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 1999 and 1998:

                                          1999                      1998
                                   -----------------         -------------------
                                   No. of  Carrying          No. of     Carrying
   Description                     loans    amount            loans      amount
------------------------           -----    ------            -----      ------

Over $1,500,000 ........             7   $15,656,676             6  $13,940,641
$1,300,000-1,499,999 ...             1     1,490,000             2    2,655,842
$1,000,000-1,299,999 ...             1     1,249,254             1    1,296,980
$900,000-999,999 .......             1       900,000             2    1,840,381
$800,000-899,999 .......             1       819,668             1      847,948
$700,000-799,999 .......             2     1,502,314             3    2,203,579
$600,000-699,999 .......             3     1,917,206             3    1,905,673
$500,000-599,999 .......             -         -                 -         -
$400,000-499,999 .......             7     2,963,901             3    1,339,271
$300,000-399,999 .......             7     2,544,781             5    1,819,868
$200,000-299,999 .......            17     4,138,814            12    3,083,597
$100,000-199,999 .......            17     2,313,281            20    2,824,929
Under $100,000 .........            57     2,161,616            71    2,401,029
                                   ---   -----------           ---   ----------
                                   121    37,657,511           129    6,159,738
                                   ===                         ===
Less:  unamortized purchase discounts
        on mortgage loans ........          (586,370)                  (769,099)
Less:  allowance for possible credit
        losses ...................         1,215,213                 (1,035,213)
                                         -----------                -----------
TOTAL ............................       $35,855,928                $34,355,426
                                         ===========                ===========

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

The mortgage and interim construction loan portfolios included the following loans at March 31, 1999, with individual balances in excess of 3% of the total carrying amount of the combined portfolios:

MeadeMinistries,  Lake City, Florida; interest at prime
     plus 2%, with a floor of 9.75% (9.75% at March 31,
     1999); monthly payments of $27,014 to maturity on
     April 1, 2014 ................................................   $2,550,000

Great Plains Assisted Living L.L.C., Lincoln,  Nebraska;
    interest at prime plus 2%, with a floor of 10.50%
    (10.50% at March 31, 1999); monthly payments of
    $28,741 to maturity on January 1, 2013 .......................    2,506,557*

Great Plains Assisted Living L.L.C., Omaha, Nebraska;
    interest at prime plus 2%, with a floor of 10.50%
    (10.50% at March 31, 1999); monthly payments of
    $26,480 to maturity on May 1, 2013 ...........................    2,338,031*

Great Plains Assisted Living L.L.C.,  Sioux City,  Iowa;
    interest at prime plus 2%, with a floor of 10.50%
    (10.50% at March 31, 1999); monthly payments of
    $25,149 to maturity on December 10, 2012 .....................    2,182,645*

Biltmore Group,  Sedona,  Arizona;  interest at prime
    plus .5%,  with a floor of 8.75% (8.75% at March 31,
    1999); principal and interest due at maturity on May
    1, 1999 .......................................................    2,174,025

Great Plains Assisted Living L.L.C., Urbandale, Iowa;
    interest at prime plus 2%, with a floor of 10.50%
    (10.50% at March 31, 1999); principal and interest
    due at maturity on December 1, 1998 ...........................   1,973,603*

Triumph Baptist Church, Philadelphia, Pennsylvania;
    interest at 10.50%; monthly payments of $26,988 to
    maturity on August 1, 2008 ....................................    1,931,815

Living Word  Family  Church,  Raleigh,  North  Carolina;
    interest at prime plus 1.50%, with a floor of 9.25%
    (9.25% at March 31, 1999); principal and interest due
    at maturity on September 8, 1999 ..............................    1,490,000

Bethany Baptist Church, Melbourne, Florida; interest at
    10.50%; monthly payments of $15,138 to maturity on
    June 30, 2011 .................................................    1,249,254
                                                                ----------------
                                                                $     18,395,930
                                                                ================
*   Same borrower

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

In the normal course of business, Church Loans makes commitments to extend credit which are not reflected in the financial statements. These commitments involve elements of credit risk, interest rate risk, liquidity risk and market risk. At March 31, 1999, Church Loans had outstanding loan commitments (by contract amounts) of approximately $11,452,000 including $3,825,000 for four loans to two borrowers to finance the construction of four assisted-living centers. Church Loans has no other financial instruments with off-balance-sheet risk.

Nonperforming mortgage loans, church bonds and interim construction loans at March 31, 1999 and 1998 were $3,555,029 and $2,492,095, respectively. Interest income which would have been recorded under the original terms of nonperforming loans and church bonds amounted to approximately $288,000 and $339,000 for the years ended March 31, 1999 and 1998, respectively. Interest income actually recognized for the years ended March 31, 1999 and 1998 was approximately $145,000 and $111,000, respectively.

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 1999, are:

                        2000 ...............     $13,376,084
                        2001 ...............       1,616,852
                        2002 ...............       1,580,016
                        2003 ...............       1,604,578
                        2004 ...............       1,690,149

At March 31, 1999, mortgage loans were pledged to support indebtedness of Church Loans as follows:

Line of credit payable to bank   ......................         $      9,304,931
Secured savings certificates     ......................                5,406,722
                                                                ----------------

TOTAL MORTGAGE LOANS PLEDGED     ......................         $     14,711,653
                                                                ================
A summary of transactions in the allowance for possible credit losses for the years ended March 31, 1999 and 1998 follows:

                                                        1999              1998
                                                        ----              ----
BALANCE AT BEGINNING OF YEAR  ................  $    1,035,213   $       855,213
Provisions charged to operating expenses  ....         180,000           180,000
                                                --------------   ---------------
BALANCE AT END OF YEAR                          $    1,215,213    $    1,035,213
                                                ==============    ==============


At March 31, 1999 and 1998, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $2,477,000 and $1,038,000, respectively. The related allowance for credit losses was $590,000 and $270,000, respectively, at March 31, 1999 and 1998.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                      WEIGHTED           MAXIMUM                        WEIGHTED
                                                      AVERAGE            AMOUNT         AVERAGE         AVERAGE
                                   BALANCE AT       INTEREST RATE     OUTSTANDING AT   MONTH-END     INTEREST RATE
                                 END OF PERIOD     AT END OF PERIOD   ANY MONTH-END     BALANCE     FOR THE PERIOD
                                 -------------     ----------------   --------------  -----------   --------------
Line of credit payable to bank   $  3,850,000            6.75%*        $  7,700,000   $  4,586,538       7.50%
Other demand notes payable          8,257,664            6.75%            8,257,664      6,053,159       6.93%
Secured savings certificates        2,763,376            7.58%            7,063,823      4,852,980       7.47%
                                 ------------            -----         ------------   ------------       -----

TOTAL                            $ 14,871,040            6.90%         $ 18,457,062   $ 15,492,677       7.27%
                                 ============            =====         ============   ============       =====

     March 31, 1998

Line of credit payable to bank   $  2,800,000            7.50%*        $  2,800,000   $    505,078       7.81%
Other demand notes payable          4,910,711            7.50%            4,910,711      4,503,880       7.56%
Secured savings certificates        7,063,823            7.38%            7,863,480      7,452,851       7.29%
                                 ------------           ------         ------------   ------------      ------

TOTAL                            $ 14,774,534            7.44%         $ 14,774,534   $ 12,461,809       7.26%
                                 ============           ======         ============   ============      ======

* Does not consider commitment fees.

Maturities of debt for years subsequent to March 31, 1999, are:

              2000  .......................  $     14,145,040
              2001  .......................           726,000
                                             ----------------
                                             $     14,871,040
                                             ================

Included in maturities for the year ended March 31, 2000 are other demand notes payable of $8,257,664.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of SSCs and debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the $15,000,000 line of credit which is expected to be renewed on an annual basis.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)
Descriptions of the various categories of debt obligations follow:

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

The certificates are secured under the terms of certain indentures that require, among other things, the pledge of mortgage notes receivable with total unpaid principal amounts not less than 100% of the aggregate principal amount of certain respective SSC registrations outstanding. As of March 31, 1999 and 1998, Church Loans was in compliance with the requirement.

LINE OF CREDIT PAYABLE TO BANK

The line of credit payable to bank consists of borrowings under a loan agreement effective through September 1, 1999, that provides for a $15,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (9.75% at March 31, 1999), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent from September 1, 1997 to March 31, 1999, and at the prime rate less one quarter of one percent from April 1, 1997 to August 31, 1997. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 1999, Church Loans' total indebtedness was approximately $17,000,000 less than the maximum amount permitted under the agreement.

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

Deferred taxes were not significant to Church Loans' 1999 and 1998 financial statements.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

Total income tax expense for the years ended March 31, 1999 and 1998 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                       1999              1998
                                                       ----              ----
Computed "expected" federal income tax expense   $    888,400     $     787,386
Increases (decreases) in taxes resulting from:
    Dividends                                        (857,599)         (784,829)
    Graduated rate differential                       (11,702)          (12,669)
    Difference in provision for loan losses for

       financial and tax purposes                     (33,123)          (28,127)
    Difference in accounting for interest
       recognized for financial and tax purposes       46,485            58,102
    Other                                                -                3,277
                                                 ------------     -------------
ACTUAL TAX EXPENSE                               $     32,461     $      23,140
                                                 ============     =============

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,004,337 and 7,007,402 for the years ended March 31, 1999 and 1998, respectively. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable as ordinary income to the recipient. A schedule of dividends paid during the years ended March 31, 1999 and 1998 follows:

                                                        Divdend amount
                                                    ---------------------
          Date of record             Date paid      Per share     Total
          ------------------------   ------------   ---------  ----------
          March 31, 1997 .........   May 1997       $   .10    $  700,740
          December 31, 1997 ......   January 1998       .21     1,471,555
          March 31,1998 ..........   May 1998           .11       770,814
          December 31, 1998 ......   January 1999       .25     1,750,202


In April 1999, a dividend of $700,081 ($.10 per share) was declared for stockholders of record on March 31, 1999.

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 1999 and 1998 included notes totaling $1,921,680 and $1,969,938, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was not significant for 1999 or 1998.

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

Secured savings certificates at March 31, 1998 included certificates totaling $240,000, which represented liabilities to related parties. Interest expense incurred on savings certificates of related parties was not significant for 1999 or 1998.

NOTE 7 -      CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                         1999           1998
                                                         ----           ----
Supplemental cash flow information:
    Interest paid  .............................      $ 1,064,858   $    937,230
                                                      ===========   ============

Income taxes paid was not material in 1999 or 1998.

                                                         1999           1998
                                                         ----           ----

Schedule of noncash investing and financing activity:
    Real estate acquired through foreclosure .....    $     -        $ 1,359,536
                                                      ============== ===========

    Portion of sale of real estate acquired through
      foreclosure financed by Church Loans   .....    $    1,441,963 $    -
                                                      ============== ===========

    Deferred gain on sale of real estate acquired through
      foreclosure (included in other liabilities)..   $      392,465 $    -
                                                      ============== ===========


NOTE 8 - COMMITMENTS

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 1999, Church Loans had outstanding loan commitments (by contract amounts) of approximately $11,452,000, including $3,825,000 to finance the construction of or provide permanent financing for assisted living centers. Management does not anticipate any losses as a result of these transactions.

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

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

LOANS AND CHURCH BONDS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans, net of the allowance for loan losses was $35,855,928 and $34,355,426 and the fair value of loans was approximately $36,800,000 and $34,800,000 at March 31, 1999 and 1998, respectively.

NOTES PAYABLE AND LINE OF CREDIT

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

SECURED SAVINGS CERTIFICATES

The fair value of secured savings certificates is estimated using the rates currently offered for financial instruments of similar characteristics. The carrying value of secured savings certificates was $2,763,376 and $7,063,823 and the fair value of secured savings certificates was approximately $2,811,000 and $7,200,000 at March 31, 1999 and 1998, respectively.

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

                        CHURCH LOANS & INVESTMENTS TRUST
                        (A Real Estate Investment Trust)
                          NOTES TO FINANCIAL STATEMENTS
                             March 31, 1999 and 1998

NOTE 10 - YEAR 2000

Like most businesses, Church Loans may be exposed to risks associated with Year 2000 dating problems. This problem affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent on microchips. Church Loans has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any business to guarantee the results of its own remediation efforts or to accurately predict the impact of Year 2000 dating problems on third parties with which Church Loans conducts business. If remediation efforts of Church Loans or third parties with which it does business are not successful, it is possible the Year 2000 dating problem could negatively impact Church Loans' financial position and results of operations.

                      This information is an integral part
                    of the accompanying financial statements.