Form 10KSB40, Exhibit 13
period 2000-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 2000-06-29
CIK 20199

INDEPENDENT AUDITOR'S REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2000 and 1999, and the related statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson P.L.L.C.

Amarillo, Texas
May 1, 2000

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Balance Sheets
March 31, 2000 and 1999

                                                       Assets
                                                                                        2000            1999
                                                                                  ------------    ------------
CASH AND CASH EQUIVALENTS .....................................................   $    387,087    $    181,068

Receivables
     Mortgage loans and church bonds - performing .............................     22,141,873      23,109,175
     Interim construction loans - performing ..................................      8,827,383      10,406,937
     Nonperforming mortgage loans, church bonds
         and interim construction loans .......................................      5,967,657       3,555,029
     Less: Allowance for possible credit losses ...............................     (1,388,172)     (1,215,213)
                                                                                  ------------    ------------
                                                                                    35,548,741      35,855,928
     Accrued interest receivable ..............................................        258,593         323,396
     Notes receivable .........................................................        599,969         407,111
                                                                                  ------------    ------------
                  Total receivables ...........................................     36,407,303      36,586,435
                                                                                  ------------    ------------
Property and equipment, net of accumulated
     depreciation of $492,067 and $476,395 in 2000
     and 1999, respectively ...................................................        166,275         181,947
REAL ESTATE ACQUIRED THROUGH FORECLOSURE ......................................        968,349         314,196
OTHER ASSETS ..................................................................         15,926          28,891
                                                                                  ------------    ------------
TOTAL ASSETS ..................................................................   $ 37,944,940    $ 37,292,537
                                                                                  ============    ============
                                           Liabilities and Shareholders' Equity
Liabilities
     Notes payable and line of credit:
         Related party ........................................................   $  2,820,128    $  1,921,680
         Other ................................................................     12,043,064      10,185,984
                                                                                  ------------    ------------
                                                                                    14,863,192      12,107,664
     Secured savings certificates .............................................        726,000       2,763,376
     Accrued interest payable .................................................        108,320         104,785
     Other ....................................................................        660,250       1,059,035
                                                                                  ------------    ------------
                  Total liabilities ...........................................     16,357,762      16,034,860
                                                                                  ------------    ------------
Shareholders' equity
     Shares of beneficial interest, no par value; authorized
         shares unlimited, 7,007,402 shares issued ............................     20,623,866      20,623,866
     Undistributed net income .................................................        979,802         650,301
     Treasury shares, at cost (6,596 shares) ..................................        (16,490)        (16,490)
                                                                                  ------------    ------------
                  Total shareholders' equity ..................................     21,587,178      21,257,677
                                                                                  ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....................................   $ 37,944,940    $ 37,292,537
                                                                                  ============    ============

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Income
Years ended March 31, 2000 and 1999

                                                                 2000         1999
                                                             ----------   ----------
Interest income and fees
     Interest and fees on loans and notes receivable .....   $4,633,199   $4,526,221
     Interest on temporary investments ...................       83,601       34,996
                                                             ----------   ----------
                  Total interest income and fees .........    4,716,800    4,561,217
Debt expense
     Interest ............................................    1,110,202    1,139,875
     Amortization of commissions paid to brokers .........       11,862       35,929
                                                             ----------   ----------
                  Total debt expense .....................    1,122,064    1,175,804
                                                             ----------   ----------
                  Net interest income ....................    3,594,736    3,385,413
Provision for possible credit losses .....................      180,000      180,000
                                                             ----------   ----------
                  Net interest income less provision
                      for possible credit losses .........    3,414,736    3,205,413
                                                             ----------   ----------
Other income, including gains on sale of other
     real estate of $421,367 in 2000 .....................      429,136       17,580
Other operating expenses
     General and administrative ..........................      695,719      631,265
     Board of Trust Managers' fees .......................       55,398       53,441
                                                             ----------   ----------
                  Total other operating expenses .........      751,117      684,706
                                                             ----------   ----------
                  Income before provision for income taxes    3,092,755    2,538,287
Provision for income taxes ...............................       32,940       32,461
                                                             ----------   ----------
NET INCOME ...............................................   $3,059,815   $2,505,826
                                                             ==========   ==========
Net income per share                                             $ .44        $ .36
                                                                 =====        =====

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Shareholders' Equity
Years ended March 31, 2000 and 1999

                                     Shares of beneficial interest
                                     -----------------------------Undistributed      Treasury
                                         Shares       Amount        net income        shares            Total
                                      ---------   -------------   ------------    --------------     ------------
Balance, March 31, 1998 ...........   7,007,402   $ 20,623,866    $    665,491    $      -           $ 21,289,357

    Cash dividends ($.36 per share)       -               -         (2,521,016)          -             (2,521,016)

    Net income ....................       -               -          2,505,826           -              2,505,826

    Treasury shares purchased .....       -               -               -           (16,490)            (16,490)
                                      ---------   -------------   ------------    --------------     ------------
Balance, March 31, 1999 ...........   7,007,402     20,623,866         650,301        (16,490)         21,257,677

    Cash dividends ($.39 per share)       -               -         (2,730,314)          -             (2,730,314)

    Net income ....................       -               -          3,059,815           -              3,059,815
                                      ---------   -------------   ------------    --------------     ------------
Balance, March 31, 2000 ...........   7,007,402   $ 20,623,866    $    979,802    $    (16,490)      $ 21,587,178
                                      =========   =============   ============    ==============     ============

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Cash Flows
Years ended March 31, 2000 and 1999

                                                                            2000           1999
                                                                            ----           ----
Cash flows from operating activities
    Net income ....................................................   $  3,059,815    $  2,505,826
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation ............................................         15,672          15,672
          Amortization of debt expense ............................         11,862          35,929
          Amortization of loan discounts ..........................       (125,022)       (330,074)
          Provision for possible credit losses ....................        180,000         180,000
          Gain on sale of other real estate .......................        (28,902)              -
          Recognition of deferred gain on sale of other real estate       (392,465)              -
          Changes in:
              Accrued interest receivable .........................         64,803          17,964
              Accrued interest payable ............................          3,535          75,017
              Other liabilities ...................................        (58,646)       (114,884)
          Other, net ..............................................          5,646          (1,860)
                                                                         ---------       ---------
                  Net cash provided by operating activities .......      2,736,298       2,383,590
                                                                         ---------       ---------
Cash flows from investing activities
    Investment in mortgage and interim construction
       loans and church bonds .....................................    (26,748,968)    (35,518,740)
    Payments received on mortgage and interim construction
       loans and church bonds .....................................     26,342,866      35,610,274
    Advances on notes receivable ..................................       (541,641)       (374,954)
    Payments received on notes receivable .........................        348,783         373,703
    Proceeds from sale of other real estate owned .................         80,843         115,792
                                                                         ---------       ---------
                  Net cash provided (used) by investing activities        (518,117)        206,075
                                                                         ---------       ---------
Cash flows from financing activities
    Borrowings on notes payable and line of credit ................     31,979,801      33,684,821
    Principal payments on:
       Secured savings certificates ...............................     (2,037,376)     (4,300,447)
       Notes payable and line of credit ...........................    (29,224,273)    (29,287,868)
    Cash dividends paid ...........................................     (2,730,314)     (2,521,016)
    Treasury shares purchased .....................................              -         (16,490)
                                                                         ---------       ---------
                  Net cash used by financing activities ...........     (2,012,162)     (2,441,000)
                  Increase in cash and cash equivalents ...........        206,019         148,665
Cash and cash equivalents, beginning of year ......................        181,068          32,403
                                                                         ---------       ---------
Cash and cash equivalents, end of year ............................   $    387,087    $    181,068
                                                                         =========       =========

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2000 and 1999

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the U.S. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower’s obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by others.

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations and secured savings certificates (SSCs). The volatility of interest rates and increased competition to attract customers’ funds have caused Church Loans’ liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2000 and 1999 as follows:

                             Loan and church               Total               Net interest
                             bond portfolio            indebtedness            rate margin
                             --------------            ------------            -----------
March 31, 2000                    10.14%                  8.00%                    2.14%
March 31, 1999                    10.06%                  6.90%                    3.16%

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
March 31, 2000 and 1999

LOANS AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

Loans are stated at the amount of unpaid principal, reduced by unamortized purchase discounts and the allowance for possible credit losses. Interest income is recognized when earned.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the market price or the fair value of the collateral if the loan is collateral dependent. The accrual of interest is generally discontinued on mortgage loans and church bonds more than 90 days past due (180 days for interim construction loans) or when there is sufficient doubt as to the collection of interest. When interest accrual is discontinued, all unpaid accrued interest is reversed. Cash interest payments received are applied to principal when collection of principal is in doubt or are recognized as interest income when recovery of principal is reasonably assured.

The allowance for possible credit losses is established through a provision for possible credit losses charged to expense. Loans and church bonds are charged against the allowance when collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management’s and the board of trust managers’ evaluation of the loan and church bond portfolio, including such factors as the security collateralizing the loans or church bonds, past credit loss experience and general economic conditions. The allowance is subjective in nature and may be adjusted in the near term because of changes in the borrower’s financial status or economic conditions.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans’ lives as prescribed by generally accepted accounting principles for the years ended March 31, 2000 and 1999.

Purchase discounts on loans are amortized based on the interest method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property’s estimated fair value minus estimated costs to sell (fair value). Declines in the estimated fair value below cost are recognized as a valuation allowance. If the estimated fair value subsequently increases above its carrying value, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to operations.

The valuation of other real estate owned is subjective in nature and may be adjusted in the near term because of changes in economic conditions or other factors.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2000 and 1999

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

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2000 and 1999

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $23,504,519 and $25,129,877 and church bonds of $389,511 and $401,172 at March 31, 2000 and 1999, respectively. Interim construction loans of $13,504,230 and $12,126,462 at March 31, 2000 and 1999, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans’ portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 8% to 17% at March 31, 2000. The weighted average annual interest rates of Church Loans’ loan and church bond portfolio were 10.14% and 10.06% at March 31, 2000 and 1999, respectively.

Generally accepted accounting principles require disclosure of information about certain concen-trations. In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2000, Church Loans had seven loans to two borrowers which were secured by assisted living centers and totaled approximately $12,483,000. At March 31, 1999, Church Loans had eight such loans to two borrowers totaling approximately $12,233,000.

The following  schedule is a summary of the combined  mortgage,  church bonds and interim  construction  loan portfolios by size of loan at March 31, 2000 and 1999:
                                                             2000                            1999
                                                   ------------------------         ----------------------
                                                   No. of        Carrying           No. of      Carrying
      Description                                   loans         amount             loans       amount

Over $1,500,000 ............................              9    $ 18,738,951               7   $ 15,656,676
$1,300,000-1,499,999 .......................              -               -               1      1,490,000
$1,000,000-1,299,999 .......................              1       1,014,389               1      1,249,254
$900,000-999,999 ...........................              1         900,000               1        900,000
$800,000-899,999 ...........................              -           -                   1        819,668
$700,000-799,999 ...........................              2       1,473,742               2      1,502,314
$600,000-699,999 ...........................              3       1,981,972               3      1,917,206
$500,000-599,999 ...........................              3       1,667,646               -          -
$400,000-499,999 ...........................              6       2,603,661               7      2,963,901
$300,000-399,999 ...........................              4       1,437,014               7      2,544,781
$200,000-299,999 ...........................             13       3,059,172              17      4,138,814
$100,000-199,999 ...........................             21       2,918,668              17      2,313,281
Under $100,000 .............................             42       1,603,045              57      2,161,616
                                               ------------    ------------    ------------   ------------
                                                        105      37,398,260             121     37,657,511

Less:  unamortized purchase discounts on
        mortgage loans .....................                       (461,347)                      (586,370)
Less:  allowance for possible credit losses                      (1,388,172)                    (1,215,213)
                                                               ------------                   ------------
Total ......................................                   $ 35,548,741                   $ 35,855,928
                                                               ============                   ============

The mortgage and interim construction loan portfolios included the following loans at March 31, 2000, with individual balances in excess of 3% of the total carrying amount of the combined portfolios:

Great Plains Assisted Living L.L.C., Urbandale, Iowa; interest at prime plus 2%, with a floor of 10.50% (10.50% at March 31, 2000);
    monthly payments of $28,199 to maturity on May 1, 2014 ................  $ 2,482,709 (a)

Meade Ministries, Lake City, Florida; interest at prime plus 2%, with a floor of 9.75%  (9.75% at March 31, 2000); monthly
    payments of $27,014 to maturity on April 1, 2014 ......................    2,477,869

Great Plains Assisted Living L.L.C., Lincoln, Nebraska; interest at prime plus 2%, with a floor of 10.50% (10.50% at March 31, 2000);
    monthly payments of  $28,741 to maturity on January 1, 2013 ...........    2,420,804 (a)

Great Plains Assisted Living L.L.C., Omaha, Nebraska; interest at prime plus 2%, with a floor of 10.50% (10.50% at March 31, 2000);
    monthly payments of $26,480 to maturity on May 1, 2013 ................    2,262,183 (a)

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at prime plus 2%, with a floor of 10.50% (10.50% at March 31, 2000);
    monthly payments of $25,149 to maturity on December 10, 2012 ..........    2,106,437 (a)

Houston International Church of Christ, Houston, Texas; interest at prime plus 1.5% with a floor of 10.25% (10.50% at March 31, 2000);
    principal and interest due at maturity on September 1, 2000 ...........    2,000,000

Triumph Baptist Church, Philadelphia, Pennsylvania; interest at 10.50%; monthly payments of $26,988 to maturity on
    August 1, 2008 ........................................................    1,803,949

Biltmore Group, Farmerville, Louisiana; interest at prime plus 1.5%
    with a floor of 10.0% (10.5% at March 31, 2000); principal and interest
    due at maturity on July 20, 2000 ......................................    1,600,000 (b)

Biltmore Group, Natchitoches, Louisiana; interest at prime plus 1.5%, with a floor of 10.0% (10.50% at March 31, 2000); principal and
    interest due at maturity on July 20, 2000 .............................    1,585,000 (b)
                                                                            ------------
                                                                            $ 18,738,951
                                                                            ============
(a)   Same borrower - Great Plains Assisted Living L.L.C.
(b)   Same borrower - Biltmore Group

Nonperforming mortgage loans, church bonds and interim construction loans at March 31, 2000 and 1999 were $5,967,657 and $3,555,029, respectively. Interest income which would have been recorded under the original terms of nonperforming loans and church bonds amounted to approximately $460,000 and $288,000 for the years ended March 31, 2000 and 1999, respectively. Interest income actually recognized for the years ended March 31, 2000 and 1999 was approximately $69,000 and $145,000, respectively.

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2000, are:

          2001           .............          $14,463,653
          2002           .............            1,548,764
          2003           .............            1,635,166
          2004           .............            1,513,953
          2005           .............            1,516,775

At March 31, 2000, mortgage loans were pledged to support indebtedness of Church Loans as follows:

          Line of credit payable to bank....... $ 10,416,156
          Secured savings certificates  .......      701,346
                                                ------------
          Total mortgage loans pledged  ....... $ 11,117,502
                                                ============

A summary of  transactions  in the  allowance  for  possible  credit  losses for the years  ended  March 31,  2000 and 1999 follows:

                                               2000           1999
                                           -----------    -----------
Balance at beginning of year ...........   $ 1,215,213    $ 1,035,213
Provisions charged to operating expenses       180,000        180,000
Loans charged off ......................        (7,041)          -
                                           -----------    -----------
Balance at end of year .................   $ 1,388,172    $ 1,215,213
                                           ===========    ===========

At March 31, 2000 and 1999, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $1,814,000 and $2,477,000, respectively. The related allowance for credit losses was $540,000 and $590,000, respectively, at March 31, 2000 and 1999.

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                         Weighted          Maximum                        Weighted
                                                          average          amount            Average       average
                                      Balance at     interest rate at  outstanding at       month-end   interest rate
                                     end of period     end of period    any month-end        balance   for the period
                                     -------------     -------------    -------------        -------   --------------
     March 31, 2000
     --------------
Line of credit payable to bank ....  $  3,810,000         8.00%*        $  8,585,000     $  3,905,769       7.31%
Other demand notes payable     ....    11,053,192         8.00%           11,053,192        9,219,179       7.41%
Secured savings certificates   ....       726,000         7.96%            2,763,377        1,608,549       7.81%
                                     ------------         ----          ------------     ------------       ----
TOTAL                          ....  $ 15,589,192         8.00%         $ 22,401,569     $ 14,733,497       7.43%
                                     ============         ====          ============     ============       ====
     March 31, 1999
     --------------
Line of credit payable to bank ....  $  3,850,000         6.75%*        $  7,700,000     $  4,586,538       7.50%
Other demand notes payable     ....     8,257,664         6.75%            8,257,664        6,053,159       6.93%
Secured savings certificates   ....     2,763,376         7.58%            7,063,823        4,852,980       7.47%
                                     ------------         ----          ------------     ------------       ----
TOTAL                          ....  $ 14,871,040         6.90%         $ 18,457,062     $ 15,492,677       7.27%
                                     ============         ====          ============     ============       ====

* Does not consider commitment fees.

Debt obligations of $15,589,192 mature during the year ending 2001, including other demand notes payable of $11,053,192.

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

The certificates are secured under the terms of certain indentures that require, among other things, the pledge of mortgage notes receivable with total unpaid principal amounts not less than 100% of the aggregate principal amount of certain respective SSC registrations outstanding. At March 31, 1999, Church Loans was in compliance with the requirement. As of March 31, 2000, Church Loans was not in compliance with this requirement. Subsequent to year end, Church Loans pledged additional mortgage notes receivables in order to meet the collateral obligation.

Line of Credit Payable to Bank

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2000, that provides for a $15,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (11% at March 31, 2000), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent during 2000 and 1999. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans’ net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 2000, Church Loans’ total indebtedness was approximately $17,000,000 less than the maximum amount permitted under the agreement.

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

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans’ 2000 and 1999 financial statements.

Total income tax expense for the years ended March 31, 2000 and 1999 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                       2000            1999
                                                    ----------       --------
Computed "expected" federal income tax expense .   $ 1,082,464    $   888,400
Increases (decreases) in taxes resulting from:
    Dividends ..................................    (1,053,621)      (857,599)
    Graduated rate differential ................       (11,949)       (11,702)
    Difference in provision for loan losses for
       financial and tax purposes ..............       213,738        (33,123)
    Difference in accounting for interest
       recognized for financial and tax purposes      (200,575)        46,485
    Other ......................................         2,883           --
                                                    ----------       --------
Actual tax expense .............................   $    32,940    $    32,461
                                                    ==========       ========

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,000,806 and 7,004,337 for the years ended March 31, 2000 and 1999, respectively. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable as ordinary income to the recipient. A schedule of dividends paid during the years ended March 31, 2000 and 1999 follows:

                                                                                   Dividend amount
                                                                            ----------------------------
    Date of record                           Date paid                      Per share              Total
    --------------                           ---------                      ---------              -----
March 31, 1998                            May 1998                            .11                 $  770,814
December 31, 1998                         January 1999                        .25                  1,750,202
March 31, 1999                            May 1999                            .10                    700,081
December 31, 1999                         January 2000                        .29                  2,030,233

In April 2000, a dividend of $980,113 ($.14 per share) was declared for stockholders of record on March 31, 2000. Approximately $.07 per share of this dividend will be classified as capital gain.

NOTE 6 - Related Party Transactions

Other demand notes payable at March 31, 2000 and 1999 included notes totaling $2,820,128 and $1,921,680, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $158,000 in 2000 and was not significant in 1999.

NOTE 7 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                                                       2000           1999
                                                                                   -----------   --------------
Supplemental cash flow information:
    Interest paid                                                                  $ 1,106,667   $   1,064,858
                                                                                   ===========   ==============
Income taxes paid was not material in 2000 or 1999.

Schedule of noncash investing and financing activity:

    Real estate acquired through foreclosure                                       $   658,312   $         -
                                                                                   ===========   ==============
    Portion of sale of real estate acquired through
      foreclosure financed by Church Loans                                         $       -     $    1,441,963
                                                                                   ===========   ==============
    Deferred gain on sale of real estate acquired through
      foreclosure (included in other liabilities)                                  $       -     $      392,465
                                                                                   ===========   ==============

NOTE 8 - COMMITMENTS

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer’s credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2000, Church Loans had outstanding loan commitments (by contract amounts) of approximately $2,601,000. Management does not anticipate any losses as a result of these transactions.

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

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans’ historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans, net of the allowance for loan losses was $35,548,741 and $35,855,928 and the fair value of loans was approximately $34,800,000 and $36,800,000 at March 31, 2000 and 1999, respectively.

Notes Payable and Line of Credit

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

Secured Savings Certificates

The fair value of secured savings certificates is estimated using the rates currently offered for financial instruments of similar characteristics. The carrying value of secured savings certificates was $726,000 and $2,763,376 and the fair value of secured savings certificates was approximately $729,000 and $2,811,000 at March 31, 2000 and 1999, respectively.

Commitments to Extend Credit

Generally, Church Loans enters into commitments to extend credit at adjustable interest terms. Accordingly, the commitment amount is a reasonable estimate of fair value.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Church Loans’ entire holdings of a particular financial instrument. Because no market exists for a significant portion of Church Loans’ financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

This information is an integral part of the accompanying financial statements.