Form 10KSB40, Exhibit 13
period 2001-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 2001-06-26
CIK 20199

INDEPENDENT AUDITOR'S REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2001 and 2000, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson LLP

Amarillo, Texas
May 1, 2001

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Balance Sheets
March 31, 2001 and 2000

                                                       Assets
                                                                                        2001              2000
                                                                                ----------------   -----------------
CASH AND CASH EQUIVALENTS                                                       $        113,142   $         387,087

RECEIVABLES
     Mortgage loans and church bonds - performing                                     25,537,346          22,141,873
     Interim construction loans - performing                                          11,537,684           8,827,383
     Nonperforming mortgage loans, church bonds
         and interim construction loans                                                5,655,875           5,967,657
     Less: Allowance for possible credit losses                                       (1,568,172)         (1,388,172)
                                                                                ----------------   -----------------
                                                                                      41,162,733          35,548,741
     Accrued interest receivable                                                         433,076             258,593
     Notes receivable                                                                    752,647             599,969
                                                                                ----------------   -----------------
                  Net receivables                                                     42,348,456          36,407,303
                                                                                ----------------   -----------------
Property and equipment, net of accumulated
     depreciation of $507,739 and $492,067 in 2001
     and 2000, respectively                                                              150,603             166,275

REAL ESTATE ACQUIRED THROUGH FORECLOSURE                                                     -               968,349

OTHER ASSETS                                                                               7,417              15,926
                                                                                ----------------   -----------------
TOTAL ASSETS                                                                    $     42,619,618     $    37,944,940
                                                                                ================   =================

                                                 Liabilities and Shareholders' Equity

LIABILITIES
     Notes payable and line of credit:
         Related party                                                          $      2,813,584   $       2,820,128
         Other                                                                        17,862,217          12,043,064
                                                                                ----------------   -----------------
                                                                                      20,675,801          14,863,192
     Secured savings certificates                                                           -                726,000
     Accrued interest payable                                                            146,798             108,320
     Other                                                                               731,972             660,250
                                                                                ----------------   -----------------
                  Total liabilities                                                   21,554,571          16,357,762
                                                                                ----------------   -----------------

Shareholders' equity
     Shares of beneficial interest, no par value; authorized
         shares unlimited, 7,007,402 shares issued                                    20,623,866          20,623,866
     Undistributed net income                                                            457,671             979,802
     Treasury shares, at cost (6,596 shares)                                             (16,490)            (16,490)
                                                                                ----------------   -----------------
                  Total shareholders' equity                                          21,065,047          21,587,178
                                                                                ----------------   -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $     42,619,618   $      37,944,940
                                                                                ================   =================

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Income
Years ended March 31, 2001 and 2000

                                                                                        2001              2000
                                                                                   --------------   ---------------
Interest income and fees on receivables                                            $    4,914,251   $     4,716,800
Debt expense
     Interest                                                                           1,568,994         1,110,202
     Amortization of commissions paid to brokers                                            1,183            11,862
                                                                                   --------------   ---------------
                  Total debt expense                                                    1,570,177         1,122,064
                                                                                   --------------   ---------------
                  Net interest income                                                   3,344,074         3,594,736
Provision for possible CREDIT LOSSES                                                      180,000           180,000
                                                                                   --------------   ---------------
                  Net interest income less provision
                      for possible credit losses                                        3,164,074         3,414,736
                                                                                   --------------   ---------------
Other income, including gains on sale of other
     real estate of $180,662 and $421,367 in 2001 and
     2000, respectively                                                                   200,452           429,136
Other operating expenses
     General and administrative                                                           676,149           695,719
     Board of Trust Managers' fees                                                         55,375            55,398
                                                                                   --------------   ---------------
                  Total other operating expenses                                          731,524           751,117
                                                                                   --------------   ---------------
                  Income before provision for income taxes                              2,633,002         3,092,755

Provision for income taxes                                                                  4,770            32,940
                                                                                   --------------   ---------------
NET INCOME                                                                          $   2,628,232    $    3,059,815
                                                                                   ==============   ===============
Net income per share                                                                    $ .38             $ .44
                                                                                   =============    ===============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Shareholders' Equity
Years ended March 31, 2001 and 2000

                                     Shares of beneficial interest
                                     -----------------------------    Undistributed      Treasury
                                         Shares          Amount         net income        shares          Total
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 1999                 7,007,402    $  20,623,866     $    650,301    $  (16,490)   $   21,257,677

    Cash dividends ($.39 per share)            -               -         (2,730,314)           -         (2,730,314)

    Net income                                 -               -          3,059,815            -          3,059,815
                                     ------------    -------------    -------------    ----------    --------------

Balance, March 31, 2000                 7,007,402       20,623,866          979,802       (16,490)       21,587,178

    Cash dividends ($.45 per share)            -               -         (3,150,363)           -         (3,150,363)
    Net income                                 -               -          2,628,232            -          2,628,232
                                     ------------    -------------    -------------    ----------    --------------

Balance, March 31, 2001                 7,007,402    $  20,623,866     $    457,671    $  (16,490)   $   21,065,047
                                     ============    =============    =============    ==========    ==============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Cash Flows
Years ended March 31, 2001 and 2000

                                                                                       2001               2000
                                                                                   --------------   ---------------
Cash flows from operating activities
    Net income                                                                     $    2,628,232   $     3,059,815
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                                                     15,672            15,672
          Amortization of debt expense                                                      1,183            11,862
          Amortization of loan discounts                                                  (42,033)         (125,022)
          Provision for possible credit losses                                            180,000           180,000
          Gain on sale of other real estate                                              (180,662)          (28,902)
          Recognition of deferred gain on sale of other real estate                            -          (392,465)
          Changes in:
              Accrued interest receivable                                                (174,483)           64,803
              Accrued interest payable                                                     38,478             3,535
              Other liabilities                                                            75,529           (58,646)
          Other, net                                                                        3,518             5,646
                                                                                   --------------   ---------------
                  Net cash provided by operating activities                             2,545,434         2,736,298
                                                                                   --------------   ---------------

Cash flows from investing activities
    Investment in mortgage and interim construction
       loans and church bonds                                                         (30,618,186)      (26,748,968)
    Payments received on mortgage and interim construction
       loans and church bonds                                                          24,866,228        26,342,866
    Advances on notes receivable                                                         (734,477)         (541,641)
    Payments received on notes receivable                                                 581,799           348,783
    Proceeds from sale of other real estate owned                                       1,149,011            80,843
                                                                                   --------------   ---------------
                  Net cash used by investing activities                                (4,755,625)         (518,117)
                                                                                   --------------   ---------------
Cash flows from financing activities
    Borrowings on notes payable and line of credit                                     33,946,360        31,979,801
    Principal payments on:
       Secured savings certificates                                                      (726,000)       (2,037,376)
       Notes payable and line of credit                                               (28,133,751)      (29,224,273)
    Cash dividends paid                                                                (3,150,363)       (2,730,314)
                                                                                   --------------   ---------------
                  Net cash provided (used) by financing activities                      1,936,246        (2,012,162)
                                                                                   --------------   ---------------
                  Increase (decrease) in cash and cash equivalents                       (273,945)          206,019
Cash and cash equivalents, beginning of year                                              387,087           181,068
                                                                                   --------------   ---------------
Cash and cash equivalents, end of year                                             $      113,142   $       387,087
                                                                                   ==============   ===============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2001 and 2000

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the United States. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower's obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by others.

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations and secured savings certificates (SSCs). The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2001 and 2000 as follows:

                  Loan and church               Total            Net interest
                  bond portfolio            indebtedness          rate margin
                  ---------------           ------------         -------------
March 31, 2001         10.28%                  7.00%                 3.28%
March 31, 2000         10.14%                  8.00%                 2.14%

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
March 31, 2001 and 2000

LOANS AND ALLOWANCE FOR POSSIBLE CREDIT LOSSES

Loans are stated at the amount of unpaid principal, reduced by unamortized purchase discounts and the allowance for possible credit losses. Interest income is recognized when earned.

A loan is considered impaired when, based on current information and events, it is probable that Church Loans will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the market price or the fair value of the collateral if the loan is collateral dependent. The accrual of interest is generally discontinued on mortgage loans and church bonds more than 90 days past due (180 days for interim construction loans) or when there is sufficient doubt as to the collection of interest. When interest accrual is discontinued, all unpaid accrued interest is reversed. Cash interest payments received are applied to principal when collection of principal is in doubt or are recognized as interest income when recovery of principal is reasonably assured.

The allowance for possible credit losses is established through a provision for possible credit losses charged to expense. Loans and church bonds are charged against the allowance when collectibility of the principal is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The charge to operations is based on management's and the board of trust managers' evaluation of the loan and church bond portfolio, including such factors as the security collateralizing the loans or church bonds, past credit loss experience and general economic conditions. The allowance is subjective in nature and may be adjusted in the near term because of changes in the borrower's financial status or economic conditions.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 2001 and 2000.

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
March 31, 2001 and 2000

INCOME TAXES

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

NEW ACCOUNTING STANDARD

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which addresses the accounting for derivative transactions and hedging activities. Church Loans will adopt the new standard beginning with its 2002 fiscal year, the year in which adoption is first required. Management has evaluated the impact of adopting this new standard and believes it will not have a material impact.

This information is an integral part of the accompanying financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $26,210,414 and $23,504,519 and church bonds of $737,614 and $389,511 at March 31, 2001 and 2000, respectively. Interim construction loans of $16,202,191 and $13,504,230 at March 31, 2001 and 2000, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 8% to 13% at March 31, 2001. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 10.28% and 10.14% at March 31, 2001 and 2000, respectively.

Generally accepted accounting principles require disclosure of information about certain concen-trations. In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2001, Church Loans had six loans to two borrowers which were secured by assisted living centers and totaled approximately $13,105,000. At March 31, 2000, Church Loans had seven such loans to two borrowers totaling approximately $12,483,000.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 2001 and 2000:

                             2001                    2000
                         ---------------------     --------------------
                         No. of     Carrying       No. of    Carrying
  Description            loans       amount        loans      amount
                         ------   ------------     ------  ------------
Over $1,500,000             9     $ 21,142,612        9    $ 18,738,951
$1,300,000-1,499,999        -           -             -          -
$1,000,000-1,299,999        2        2,125,893        1       1,014,389
$900,000-999,999            2        1,824,074        1         900,000
$800,000-899,999            1          871,305        -              -
$700,000-799,999            3        2,312,272        2       1,473,742
$600,000-699,999            3        1,970,221        3       1,981,972
$500,000-599,999            2        1,149,544        3       1,667,646
$400,000-499,999            3        1,316,950        6       2,603,661
$300,000-399,999            8        2,797,507        4       1,437,014
$200,000-299,999           14        3,670,116       13       3,059,172
$100,000-199,999           19        2,739,193       21       2,918,668
Under $100,000             30        1,230,532       42       1,603,045
                           --      -----------      ---    ------------
                           96     $ 43,150,219      105    $ 37,398,260

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

                                                   2001                    2000
                                           ---------------------     --------------------
                                           No. of     Carrying       No. of    Carrying
            Description                     loans       amount        loans      amount
-----------------------------------------  ------   ------------     ------  ------------
Less:  unamortized purchase discounts
        on mortgage loans                               (419,314)                (461,347)
Less:  allowance for possible credit losses           (1,568,172)              (1,388,172)
                                                    ------------             ------------
Total                                               $ 41,162,733             $ 35,548,741
                                                    ============             ============

The mortgage and interim  construction  loan  portfolios  included the following loans at March 31,  2001, with individual  balances in excess of 3% of the total carrying amount of the combined portfolios:

Bandera Road Community Church, San Antonio, Texas; interest at
    10.25%; principal and interest due at maturity on June 1, 2001         $  3,500,000

Great Plains Assisted Living L.L.C., Omaha, Nebraska; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2001);
    monthly payments of $31,130 to maturity on January 1, 2026                3,417,170 (a)

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2001);
    monthly payments of $27,450 to maturity on January 1, 2026                3,015,414 (a)

Great Plains Assisted Living L.L.C., Urbandale, Iowa; interest at prime plus 2%, with a floor of 10.5% (10.5% at March 31, 2001);
    monthly payments of $28,495 to maturity on May 1, 2014                    2,403,541 (a)

Meade Ministries, Lake City, Florida; interest at prime plus 2%, with a floor of 9.75%  (9.75% at March 31, 2001); monthly
    payments of $27,014 to maturity on April 1, 2014                          2,391,502

Triumph Baptist Church, Philadelphia, Pennsylvania; interest at 10.5%; monthly payments of $26,988 to maturity on
    August 1, 2008                                                            1,662,846

Biltmore Group, Farmerville, Louisiana; interest at prime plus
    1.5% with a floor of 10.0% (10.5% at March 31, 2001);
    principal and interest currently due                                      1,600,000 (b)

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

Biltmore Group, Natchitoches, Louisiana; interest at prime plus
    1.5%, with a floor of 10.0% (10.5% at March 31, 2001);
    principal and interest currently due                                      1,585,000 (b)

Rose of Sharon Ministries, Miami, Florida; interest at prime plus
    1.5%, with a floor of 11.0% (11.0% at March 31, 2001);
    monthly payments of $18,186 to maturity on June 1, 2015                   1,567,139
                                                                       ----------------
                                                                       $     21,142,612
                                                                       ================
(a)  Same borrower - Great Plains Assisted Living L.L.C.
(b)  Same borrower - Biltmore Group

Nonperforming mortgage loans, church bonds and interim construction loans at March 31, 2001 and 2000 were $5,655,875 and $5,967,657, respectively. Interest income which would have been recorded under the original terms of nonperforming loans and church bonds amounted to approximately $614,000 and $460,000 for the years ended March 31, 2001 and 2000, respectively. Interest income actually recognized for the years ended March 31, 2001 and 2000 was approximately $483,000 and $69,000, respectively.

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2001, are:

              2002                          $      16,814,534
              2003                                  1,266,320
              2004                                  1,352,108
              2005                                  1,360,798
              2006                                  1,426,492

At March 31, 2001, mortgage loans of $14,737,863 were pledged to support the indebtedness of Church Loans.

A summary of transactions in the allowance for possible credit losses for the years ended March 31, 2001 and 2000 follows:

                                                       2001             2000
                                                   -----------      -----------
Balance at beginning of year                       $ 1,388,172      $ 1,215,213

Provisions charged to operating expenses               180,000          180,000

Loans charged off                                           -            (7,041)
                                                   -----------      -----------
Balance at end of year                             $ 1,568,172      $ 1,388,172
                                                   ===========      ===========

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

At March 31, 2001 and 2000, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $5,656,000 and $5,968,000, respectively. There was no related allowance for credit losses at March 31, 2001 and 2000. The average investment in impaired loans was $5,812,000 and $4,762,000 for the years ended March 31, 2001 and 2000, respectively.

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                         Weighted          Maximum                        Weighted
                                                          average          amount            Average       average
                                      Balance at     interest rate at  outstanding at       month-end   interest rate
                                     end of period     end of period    any month-end        balance   for the period
                                     -------------   ----------------  --------------    ------------  --------------
     March 31, 2001
------------------------------
Line of credit payable to bank       $  7,660,000         7.00%*        $  8,335,000     $  5,921,538       7.91%
Other demand notes payable             13,015,801         7.00%           13,738,526       12,709,447       8.48%
Secured savings certificates                   -             -               726,000          223,385       6.42%
                                     -------------   ----------------  --------------    ------------  --------------
TOTAL                                $ 20,675,801         7.00%         $ 22,799,526     $ 18,854,370       8.33%
                                     =============   ================  ==============    ============  ==============

     March 31, 2000
------------------------------
Line of credit payable to bank       $  3,810,000         8.00%*        $  8,585,000     $  3,905,769       7.31%
Other demand notes payable             11,053,192         8.00%           11,053,192        9,219,179       7.41%
Secured savings certificates              726,000         7.96%            2,763,377        1,608,549       7.81%
                                     -------------   ----------------  --------------    ------------  --------------
TOTAL                                $ 15,589,192         8.00%         $ 22,401,569     $ 14,733,497       7.43%
                                     =============   ================  ==============    ============  ==============

* Does not consider commitment fees.

Debt obligations of $20,675,801 mature during the year ending 2002, including other demand notes payable of $13,015,801.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the $15,000,000 line of credit which is expected to be renewed on an annual basis.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

Descriptions of the various categories of debt obligations follow:

Secured Savings Certificates

SSCs were issued in amounts of $1,000 or more and have single maturity dates from 30 days to 10 years from date of issue. With respect to an individual certificate, interest rate and frequency of payment of interest (either monthly, quarterly, semiannually, annually or at maturity) are fixed at the time of issuance of the certificate. Effective July 1997, Church Loans discontinued the sale of SSCs. At March 30, 2001, Church Loans had no SCCs outstanding.

Line of Credit Payable to Bank

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2001, that provides for a $15,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (10.0% at March 31, 2001), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent during 2001 and 2000. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 2001, Church Loans' total indebtedness was approximately $11,000,000 less than the maximum amount permitted under the agreement.

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
March 31, 2001 and 2000

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans' 2001 and 2000 financial statements.

Total income tax expense for the years ended March 31, 2001 and 2000 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                               2001              2000
                                                         -------------   ---------------
Computed "expected" federal income tax expense           $     921,551   $     1,082,464
Increases (decreases) in taxes resulting from:
    Dividends                                               (1,004,616)       (1,053,621)
    Graduated rate differential                                (12,598)          (11,949)
    Difference in provision for credit losses for
       financial and tax purposes                              135,023           213,738
    Difference in accounting for interest
       recognized for financial and tax purposes               (22,296)         (200,575)
    Other                                                      (12,294)            2,883
                                                         -------------   ---------------
Actual tax expense                                       $       4,770   $        32,940
                                                         =============   ===============

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,000,806 for the years ended March 31, 2001 and 2000. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable to the recipient. A schedule of dividends paid during the years ended March 31, 2001 and 2000 follows:

                                                           Dividend amount
                                                        ----------------------
 Date of record                  Date paid              Per share      Total
-----------------               ------------            ---------   ----------
March 31, 1999                  May 1999                  .10       $  700,081
December 31, 1999               January 2000              .29        2,030,233
March 31, 2000                  May 2000                  .14          980,113
December 31, 2000               January 2001              .31        2,170,250

In April 2001, a dividend of $700,081 ($.10 per share) was declared for stockholders of record on March 31, 2001. Approximately $.06 per share of this dividend will be classified as capital gain.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 2001 and 2000 included notes totaling $2,813,584 and $2,820,128, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $226,000 and $158,000 in 2001 and 2000, respectively.

NOTE 7 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                          2001         2000
                                                      -----------  ------------
Supplemental cash flow information:
    Interest paid                                     $ 1,530,516   $ 1,106,667
                                                      ===========   ===========

Income taxes paid was not material in 2001 or 2000.

Schedule of noncash investing and financing activity:

    Real estate acquired through foreclosure          $      -      $   658,312
                                                      ===========   ===========

NOTE 8 - COMMITMENTS

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2001, Church Loans had outstanding loan commitments (by contract amounts) of approximately $4,803,990. Management does not anticipate any losses as a result of these transactions.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

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

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans, net of the allowance for loan losses was $41,162,733 and $35,548,741 and the fair value of loans was approximately $41,700,000 and $34,800,000 at March 31, 2001 and 2000, respectively.

Notes Payable and Line of Credit

The fair value of notes payable and the line of credit are equal to the carrying value as such liabilities are deemed to be short-term borrowings.

Secured Savings Certificates

The fair value of secured savings certificates is estimated using the rates currently offered for financial instruments of similar characteristics. The carrying value of secured savings certificates was $-0- and $726,000 and the fair value of secured savings certificates was approximately $-0- and $729,000 at March 31, 2001 and 2000, respectively.

Commitments to Extend Credit

Generally, Church Loans enters into commitments to extend credit at adjustable interest terms. Accordingly, the commitment amount is a reasonable estimate of fair value.

Other

The carrying amounts of notes receivable and accrued interest approximate fair value.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2001 and 2000

NOTE 9 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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