Form 10KSB, Exhibit 13
period 2002-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 2002-06-28
CIK 20199

INDEPENDENT AUDITOR'S REPORT

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2002 and 2001, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton Gunderson LLP

Amarillo, Texas
April 30, 2002

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Balance Sheets
March 31, 2002 and 2001

                                                       Assets
                                                                                      2002                2001
                                                                                ----------------   -----------------
CASH AND CASH EQUIVALENTS                                                       $        134,889   $         113,142
Receivables
     Mortgage loans and church bonds - performing                                     30,507,636          25,537,346
     Interim construction loans - performing                                          15,317,011          11,537,684
     Nonperforming mortgage loans, church bonds
         and interim construction loans                                                1,151,907           5,655,875
     Less: Allowance for credit losses                                                (1,748,172)         (1,568,172)
                                                                                ----------------   -----------------
                                                                                      45,228,382          41,162,733
     Accrued interest receivable                                                         580,139             433,076
     Notes receivable                                                                    695,361             752,647
                                                                                ----------------   -----------------
                  Net receivables                                                     46,503,882          42,348,456

Property and equipment, net of accumulated
     depreciation of $523,411 and $507,739 in 2002
     and 2001, respectively                                                              134,931             150,603

REAL ESTATE ACQUIRED THROUGH FORECLOSURE                                               1,256,298                 -

OTHER ASSETS                                                                              30,716               7,417
                                                                                ----------------   -----------------
TOTAL ASSETS                                                                    $     48,060,716   $      42,619,618
                                                                                ================   =================

                                                 Liabilities and Shareholders' Equity

Liabilities
     Notes payable and line of credit:
         Related parties                                                        $      3,616,397   $       2,813,584
         Other                                                                        22,238,158          17,862,217
                                                                                ----------------   -----------------
                                                                                      25,854,555          20,675,801
     Accrued interest payable                                                             43,784             146,798
     Federal income tax payable                                                           73,810                 -
     Other                                                                               962,095             731,972
                                                                                ----------------   -----------------
                  Total liabilities                                                   26,934,244          21,554,571
                                                                                ----------------   -----------------
Shareholders' equity
     Shares of beneficial interest, no par value; authorized
         shares unlimited, 7,007,402 shares issued                                    20,623,866          20,623,866
     Undistributed net income                                                            519,096             457,671
     Treasury shares, at cost (6,596 shares)                                             (16,490)            (16,490)
                                                                                ----------------   -----------------
                  Total shareholders' equity                                          21,126,472          21,065,047
                                                                                ----------------   -----------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $     48,060,716   $      42,619,618
                                                                                ================   =================

 These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Income
Years ended March 31, 2002 and 2001

                                                                                        2002              2001
                                                                                ----------------   -----------------
Interest income and fees on receivables                                         $      5,291,814   $       4,914,251
Debt expense
     Interest                                                                            989,219           1,568,994
     Amortization of commissions paid to brokers                                             -                 1,183
                                                                                ----------------   -----------------
                  Total debt expense                                                     989,219           1,570,177
                                                                                ----------------   -----------------
                  Net interest income                                                  4,302,595           3,344,074

Provision for CREDIT LOSSES                                                              180,000             180,000
                                                                                ----------------   -----------------
                  Net interest income less provision
                   for possible credit losses                                          4,122,595           3,164,074
                                                                                ----------------   -----------------
Other income, including gains on sale of other
     real estate of $-0- and $180,662 in 2002 and
     2001, respectively                                                                   32,203             200,452

Other operating expenses
     General and administrative                                                          733,957             676,149
     Board of Trust Managers' fees                                                        51,555              55,375
                                                                                ----------------   -----------------
                  Total other operating expenses                                         785,512             731,524
                                                                                ----------------   -----------------
                  Income before provision for income taxes                             3,369,286           2,633,002

Provision for income taxes                                                                87,491               4,770
                                                                                ----------------   -----------------

NET INCOME                                                                      $      3,281,795   $       2,628,232
                                                                                ================   =================
Net income per share                                                                       $ .47               $ .38
                                                                                           =====               =====
These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Shareholders' Equity
Years ended March 31, 2002 and 2001

                                     Shares of beneficial interest
                                     -----------------------------    Undistributed      Treasury
                                         Shares          Amount         net income        shares          Total
                                     ------------    -------------    -------------    ----------    --------------

Balance, March 31, 2000                 7,007,402    $  20,623,866     $    979,802    $  (16,490)   $   21,587,178

    Cash dividends ($.45 per share)           -                -         (3,150,363)            -        (3,150,363)

    Net income                                -                -          2,628,232             -         2,628,232
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2001                 7,007,402       20,623,866          457,671       (16,490)       21,065,047

    Cash dividends ($.46 per share)           -                -         (3,220,370)            -        (3,220,370)

    Net income                                -                -          3,281,795             -         3,281,795
                                     ------------    -------------    -------------    ----------    --------------
Balance, March 31, 2002                 7,007,402    $  20,623,866     $    519,096    $  (16,490)   $   21,126,472
                                     ============    =============    =============    ==========    ==============

These financial statements should be read only in connection with the accompanying summary of significant accounting policies
                       and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Statements of Cash Flows
Years ended March 31, 2002 and 2001

                                                                                       2002               2001
                                                                                   --------------   ---------------
Cash flows from operating activities
    Net income                                                                     $    3,281,795   $     2,628,232
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation                                                                     15,672            15,672
          Amortization of debt expense                                                        -               1,183
          Amortization of loan discounts                                                 (264,694)          (42,033)
          Provision for credit losses                                                     180,000           180,000
          Gain on sale of other real estate                                                   -            (180,662)
          Changes in:
              Accrued interest receivable                                                (147,063)         (174,483)
              Accrued interest payable                                                   (103,014)           38,478
              Federal income tax payable                                                   73,810               -
              Other liabilities                                                           230,123            75,529
          Other, net                                                                      (23,298)            3,518
                                                                                   --------------   ---------------
                  Net cash provided by operating activities                             3,243,331         2,545,434
                                                                                   --------------   ---------------
Cash flows from investing activities
    Investment in mortgage and interim construction
       loans and church bonds                                                         (32,691,886)      (30,618,186)
    Payments received on mortgage and interim construction
       loans and church bonds                                                          27,454,632        24,866,228
    Advances on notes receivable                                                         (511,502)         (734,477)
    Payments received on notes receivable                                                 568,788           581,799
    Proceeds from sale of other real estate owned                                             -           1,149,011
                                                                                   --------------   ---------------
                  Net cash used by investing activities                                (5,179,968)       (4,755,625)
                                                                                   --------------   ---------------
Cash flows from financing activities
    Borrowings on notes payable and line of credit                                     31,265,173        33,946,360
    Principal payments on:
       Secured savings certificates                                                           -            (726,000)
       Notes payable and line of credit                                               (26,086,419)  (28,133,751)
    Cash dividends paid                                                                (3,220,370)       (3,150,363)
                                                                                   --------------   ---------------
                  Net cash provided by financing activities                             1,958,384         1,936,246
                                                                                   --------------   ---------------
                  Increase (decrease) in cash and cash equivalents                         21,747          (273,945)

Cash and cash equivalents, beginning of year                                              113,142           387,087
                                                                                   --------------   ---------------
Cash and cash equivalents, end of year                                             $      134,889   $       113,142
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
March 31, 2002 and 2001

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations and secured savings certificates (SSCs). The volatility of interest rates and increased competition to attract customers' funds have caused Church Loans' liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2002 and 2001 as follows:

                        Loan and church               Total            Net interest
                        bond portfolio            indebtedness          rate margin
                        ---------------           ------------         ------------
March 31, 2002               9.14%                    3.75%                5.39%
March 31, 2001              10.28%                    7.00%                3.28%

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

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

LOANS

Loans that Church Loans has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for credit losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield.

The accrual of interest is generally discontinued on loans and church bonds more than 60 days past due unless the credit is well secured and in process of collection. In all cases, loans and bonds are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. This method was not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans' lives as prescribed by generally accepted accounting principles for the years ended March 31, 2002 and 2001.

Purchase discounts on loans are amortized based on the interest method.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Loan losses are charged against the allowance when Church Loans believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for credit losses is evaluated on a regular basis by Church Loans and is based upon management's and the board of trust managers' periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
Summary of Significant Accounting Policies
March 31, 2002 and 2001

ALLOWANCE FOR CREDIT LOSSES (CONTINUED)

A loan is considered impaired when, based on current information and events, it is probable that Church Loans will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Church Loans in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Church Loans determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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
March 31, 2002 and 2001

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

NEW ACCOUNTING STANDARDS

On April 1, 2001, Church Loans adopted Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of the new standard did not have a material impact on Church Loans' financial statements.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

Church Loans will apply the new rules on accounting for goodwill and other intangible assets as of April 1, 2002. Application of the nonamortization provisions of the Statement will not have an effect on net income as Church Loans currently has no goodwill or other intangibles.

This information is an integral part of the accompanying financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $30,640,302 and $26,210,414 and church bonds of $751,809 and $737,614 at March 31, 2002 and 2001, respectively. Interim construction loans of $15,760,519 and $16,202,191 at March 31, 2002 and 2001, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans' portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 5% to 13% at March 31, 2002. The weighted average annual interest rates of Church Loans' loan and church bond portfolio were 9.14% and 10.28% at March 31, 2002 and 2001, respectively.

In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2002, Church Loans had five loans to two borrowers which were secured by assisted living centers and totaled approximately $8,042,000. At March 31, 2001, Church Loans had six such loans to two borrowers totaling approximately $13,105,000.

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 2002 and 2001:

                                 2002                     2001
                         ---------------------     --------------------
                         No. of     Carrying       No. of    Carrying
  Description            loans       amount        loans      amount
                         ------   ------------     ------  ------------
Over $1,500,000             8     $ 21,153,925        9    $ 21,142,612
$1,300,000-1,499,999        -             -                        -
$1,000,000-1,299,999        6        6,641,465        2       2,125,893
$900,000-999,999            -         -               2       1,824,074
$800,000-899,999            1          830,000        1         871,305
$700,000-799,999            1          731,358        3       2,312,272
$600,000-699,999            4        2,508,509        3       1,970,221
$500,000-599,999            5        2,666,948        2       1,149,544
$400,000-499,999            6        2,690,649        3       1,316,950
$300,000-399,999            6        2,121,277        8       2,797,507
$200,000-299,999           18        4,598,901       14       3,670,116
$100,000-199,999           14        2,041,367       19       2,739,193
Under $100,000             27        1,168,231       30       1,230,532
                         ------   ------------     ------  ------------
                           96       47,152,630       96      43,150,219
                         ======                    ======
Less:  unamortized purchase discounts
        on mortgage loans             (176,076)                (419,314)
Less:  allowance for possible
        credit losses               (1,748,172)              (1,568,172)
                                  ------------             ------------
Total                             $ 45,228,382             $ 41,162,733
                                  ============             ============

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The mortgage and interim  construction  loan  portfolios  included the following loans at March 31,  2002, with individual  balances in excess of 3% of the total carrying amount of the combined portfolios:

Bandera Road Community Church, San Antonio, Texas; interest at
    10.25%; principal and interest due at maturity on April 1, 2002         $ 3,900,000

Great Plains Assisted Living L.L.C., Omaha, Nebraska; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2002);
    monthly payments of $31,130 to maturity on January 1, 2026                3,383,826 (a)

Faith Bible Church, Arvada, Colorado; interest at prime plus 1%, with a floor of 7.75% (7.75% at March 31, 2002); principal and interest
    due at maturity on January 1, 2004                                        3,322,937

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at prime plus .5%, with a floor of 10.0% (10.0% at March 31, 2002);
    monthly payments of $27,450 to maturity on January 1, 2026                2,986,243 (a)

Meade Ministries, Lake City, Florida; interest at prime plus 2%, with a floor of 9.75% (9.75% at March 31, 2002); monthly
    payments of $27,014 to maturity on April 1, 2014                          2,490,454

West Freeway Church, Fort Worth, Texas; interest at prime plus 2%, with a floor of 6.75% (6.75% at March 31, 2002); principal and interest due
    at maturity on September 1, 2002                                          2,028,697

Rose of Sharon Ministries, Miami, Florida; interest at prime plus
    1.5%, with a floor of 11.0% (11.0% at March 31, 2002);
    monthly payments of $18,186 to maturity on June 1, 2015                   1,535,576

Triumph Baptist Church, Philadelphia, Pennsylvania; interest at 10.5%; monthly payments of $26,988 to maturity on
    August 1, 2008                                                            1,506,192
                                                                            -----------
                                                                            $21,153,925
                                                                            ===========
(a)  Same borrower - Great Plains Assisted Living L.L.C.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2002, are:

              2003                                 16,762,703
              2004                                  1,596,543
              2005                                  1,709,079
              2006                                  1,788,598
              2007                                  1,819,658

At March 31, 2002, mortgage loans of $12,617,124 were pledged to support the indebtedness of Church Loans.

A summary of transactions in the allowance for credit losses for the years ended March 31, 2002 and 2001 follows:

                                                2002              2001
                                            -----------      -----------
Balance at beginning of year                $ 1,568,172      $ 1,388,172

Provisions charged to operating expenses        180,000          180,000
                                            -----------      -----------
Balance at end of year   $                  $ 1,748,172      $ 1,568,172
                                            ===========      ===========

At March 31, 2002 and 2001, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $1,152,000 and $5,656,000, respectively. There was no related allowance for credit losses at March 31, 2002 and 2001. The average investment in impaired loans was approximately $3,404,000 and $5,812,000 for the years ended March 31, 2002 and 2001, respectively. Interest income which would have been recorded under the original terms of impaired loans and church bonds amounted to approximately $126,000 and $614,000 for the years ended March 31, 2002 and 2001, respectively. Interest income actually recognized for the years ended March 31, 2002 and 2001 was approximately $109,000 and $483,000, respectively.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

                                                         Weighted          Maximum                        Weighted
                                                          average          amount            Average       average
                                      Balance at     interest rate at  outstanding at       month-end   interest rate
                                     end of period     end of period    any month-end        balance   for theperiod
                                     -------------   ----------------  --------------    ------------  --------------
     March 31, 2002
------------------------------

Line of credit payable to bank       $ 10,660,000         3.75%*        $ 10,660,000     $  4,758,077       4.99%
Other demand notes payable             15,194,555         3.75%           15,680,620       14,367,049       5.16%
                                     ------------    ----------------  -------------     ------------  --------------
TOTAL                                $ 25,854,555         3.75%         $ 26,340,620     $ 19,125,126       5.12%
                                     ============    ================   ============     ============  ==============
     March 31, 2001
------------------------------
Line of credit payable to bank       $  7,660,000         7.00%*        $  8,335,000     $  5,921,538       7.91%
Other demand notes payable             13,015,801         7.00%           13,738,526       12,709,447       8.48%
Secured savings certificates                  -             -               726,000          223,385       6.42%
                                     ------------    ----------------  -------------     ------------  --------------
TOTAL                                $ 20,675,801         7.00%         $ 22,799,526     $ 18,854,370       8.33%
                                     ============    ================   ============     ============  ==============

* Does not consider commitment fees.

Debt obligations of $25,854,555 mature during the year ending 2003, including other demand notes payable of $15,194,555.

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
March 31, 2002 and 2001

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

Descriptions of the various categories of debt obligations follow:

Secured Savings Certificates

SSCs were issued in amounts of $1,000 or more and have single maturity dates from 30 days to 10 years from date of issue. With respect to an individual certificate, interest rate and frequency of payment of interest (either monthly, quarterly, semiannually, annually or at maturity) are fixed at the time of issuance of the certificate. Effective July 1997, Church Loans discontinued the sale of SSCs. At March 30, 2002 and 2001, Church Loans had no SSCs outstanding.

Line of Credit Payable to Bank

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2002, that provides for a $15,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (6.75% at March 31, 2002), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less one percent during 2002 and 2001. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans' net worth be no less than $18,000,000 and its total indebtedness shall not exceed 150% of its net worth. At March 31, 2002, Church Loans' total indebtedness was approximately $6,000,000 less than the maximum amount permitted under the agreement.

Demand Notes Payable

The demand notes payable bear interest at 1% less than the prime rate (payable monthly) and are unsecured (see note 6).

NOTE 3 - INCOME TAX PROVISION

Church Loans has elected to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. To qualify as a real estate investment trust under the Code, Church Loans must, among other things, distribute at least 90% and 95% for 2002 and 2001, respectively, of its taxable income to its shareholders through dividends. Church Loans is required to pay dividends of at least 85% of its calendar year undistributed income by subsequent February 1 or be subject to a special federal excise tax of 4% on the undistributed amount.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans' 2002 and 2001 financial statements.

Total income tax expense for the years ended March 31, 2002 and 2001 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

                                                           2002          2001
                                                       -----------   -----------
Computed "expected" federal income tax expense         $ 1,179,250   $   921,551
Increases (decreases) in taxes resulting from:
    Dividends                                           (1,176,135)   (1,004,616)
    Graduated rate differential                             (6,108)      (12,598)
    Difference in provision for credit losses for
       financial and tax purposes                          164,500       135,023
    Difference in accounting for interest
       recognized for financial and tax purposes           (74,497)      (22,296)
    Other                                                      481       (12,294)
                                                        ----------   -----------
Actual tax expense                                      $   87,491   $     4,770
                                                        ==========   ===========

NOTE 4 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,000,806 for the years ended March 31, 2002 and 2001. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

NOTE 5 - DIVIDENDS

All dividends paid by Church Loans are taxable to the recipient. A schedule of dividends paid during the years ended March 31, 2002 and 2001 follows:

                                                           Dividend amount
                                                        ----------------------
 Date of record                  Date paid              Per share      Total
-----------------               ------------            ---------   ----------
March 31, 2000                  May 2000                  .14       $  980,113
December 31, 2000               January 2001              .31        2,170,250
March 31, 2001                  May 2001                  .10          700,080
December 31, 2001               January 2002              .36        2,520,290

In April 2002, a dividend of $840,097 ($.12 per share) was declared for stockholders of record on March 31, 2002.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

NOTE 6 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 2002 and 2001 included notes totaling $3,616,397 and $2,813,584, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $177,000 and $226,000 in 2002 and 2001, respectively.

NOTE 7 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions is as follows:

                                                          2002         2001
                                                      -----------  -----------
Supplemental cash flow information:

    Interest paid                                     $ 1,092,233  $ 1,530,516
                                                      ===========  ===========
Income taxes paid was not material in 2002 or 2001.

Schedule of noncash investing and financing activity:

    Real estate acquired through foreclosure          $ 1,256,298 $      -
                                                      ===========  ===========

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer's credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2002, Church Loans had outstanding loan commitments (by contract amounts) of approximately $9,959,000. Management does not anticipate any losses as a result of these transactions.

Church Loans is involved in litigation in the normal course of business and, in the opinion of management, such litigation will have no material effect on Church Loans' financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2002 and 2001

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

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans' historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans and bonds, net of the allowance for credit losses was $45,228,382 and $41,162,733 and the fair value of loans and bonds was approximately $50,600,000 and $41,700,000 at March 31, 2002 and 2001, respectively.

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
March 31, 2002 and 2001

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