Form 10KSB, Exhibit 13
period 2004-03-31
CHURCH LOANS & INVESTMENTS TRUST
filed 2004-06-29
CIK 20199

Report of Independent Registered Public Accounting Firm

The Board of Trust Managers and Shareholders
Church Loans & Investments Trust
Amarillo, Texas

We have audited the accompanying balance sheets of Church Loans & Investments Trust (a real estate investment trust) as of March 31, 2004 and 2003, and the related statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Church Loans & Investments Trust as of March 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Clifton Gunderson LLP

Amarillo, Texas
May 3, 2004

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
BALANCE SHEETS
March 31, 2004 and 2003

ASSETS
	2004	2003
CASH AND CASH EQUIVALENTS	$264,942	$273,432
RECEIVABLES
Mortgage loans and church bonds - performing	32,228,226	35,689,239
Interim construction loans - performing	8,705,791	15,672,768
Nonperforming mortgage loans, church bonds
and interim construction loans	3,261,381	2,834,574
Less: Allowance for credit losses	(1,733,249)	(1,733,249)
	42,462,149	52,463,332
Accrued interest receivable	240,523	445,778
Notes receivable	111,753	302,719
Net receivables	42,814,425	53,211,829
PROPERTY AND EQUIPMENT, net of accumulated
depreciation of $528,568 in 2004 and 2003	214,243	129,774
OTHER REAL ESTATE OWNED	1,328,832	1,433,087
OTHER ASSETS	7,446	58,275
TOTAL ASSETS	$44,629,888	$55,106,397

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Notes payable and line of credit:
Related parties	$1,296,692	$2,236,993
Other	15,382,691	30,133,721
	16,679,383	32,370,714
Accrued interest payable	44,366	135,235
Federal income tax payable	37,553	-
Other	835,313	1,160,660
Total liabilities	17,596,615	33,666,609
SHAREHOLDERS' EQUITY
Shares of beneficial interest, no par value; authorized
shares unlimited, 8,986,208 and 7,007,402 shares issued at March 31, 2004 and 2003, respectively	26,245,401	20,623,866
Undistributed net income	804,362	832,412
Treasury shares, at cost (6,596 shares)	(16,490)	(16,490
Total shareholders' equity	27,033,273	21,439,788
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$44,629,888	$55,106,397

These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
STATEMENTS OF INCOME
March 31, 2004 and 2003

	2004	2003
INTEREST INCOME AND FEES ON RECEIVABLES	$4,551,060	$4,902,182

DEBT EXPENSE
Interest	821,706	974,600
Net interest income	3,729,354	3,927,582

OTHER INCOME, including gains on sale of other
real estate owned of $107,643 and $9,320 in 2004 and 2003, respectively	170,626	86,145

OTHER OPERATING EXPENSES
General and administrative	943,160	771,378
Board of Trust Managers' fees	56,714	58,782

Total other operating expenses	999,874	830,160

Income before provision for income taxes	2,900,106	3,183,567

PROVISION FOR INCOME TAXES	71,345	69,928

NET INCOME	$2,828,761	$3,113,639

NET INCOME PER SHARE	$.38	$.44

These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended March 31, 2004 and 2003

	Shares of beneficial interest		Undistributed net income	Treasury shares	Total
	Shares	Amount
Balance, March 31, 2002	7,007,402	$20,623,866	$519,096	$(16,490)	$21,126,472

Net income	-	-	3,113,639	-	3,113,639

Cash dividends ($.40 per share)	-	-	(2,800,323)	-	(2,800,323)

Balance, March 31, 2003	7,007,402	20,623,866	832,412	(16,490)	21,439,788

Net income	-	-	2,828,761	-	2,828,761

Issuance of shares of beneficial interest, net of issue costs of $314,883	1,978,806	5,621,535	-	-	5,621,535

Cash dividends ($.36 per share)	-	-	(2,856,811)	-	(2,856,811)

Balance, March 31, 2004	8,986,208	$26,245,401	$804,362	$(16,490)	$27,033,273

These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
STATEMENTS OF CASH FLOWS
Years ended March 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,828,761	$3,113,639
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	-	5,157
Amortization of loan discounts	(25,383)	(40,528)
Gain on sale of other real estate owned	(107,643)	(9,320)
Changes in:
Accrued interest receivable	205,255	134,361
Accrued interest payable	(90,869)	91,451
Federal income tax payable	37,553	(73,810)
Other liabilities	(325,347)	198,565
Other, net	50,829	(27,559)
Net cash provided by operating activities	2,573,156	3,391,956

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in mortgage and interim construction
loans and church bonds	(27,037,698)	(25,465,901)
Payments received on mortgage and interim construction
loans and church bonds	36,916,050	17,755,086
Advances on notes receivable	(30,200)	(254,408)
Payments received on notes receivable	221,166	647,050
Proceeds from sale of other real estate owned	360,112	378,627
Proceeds from sale of land	120,672	-
Additional investment in other real estate owned	-	(29,703)
Purchase of land	(205,141)	-
Net cash provided (used) by investing activities	10,344,961	(6,969,249)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on notes payable and line of credit	32,271,730	32,392,568
Payments on notes payable and line of credit	(47,963,061)	(25,876,409)
Cash dividends paid	(2,856,811)	(2,800,323)
Issuance of shares of beneficial interest, net of
issue costs of $314,883	5,621,535	-
Net cash provided (used) by financing activities	(12,926,607)	3,715,836
Increase (decrease) in cash and cash equivalents	(8,490)	138,543
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	273,432	134,889
CASH AND CASH EQUIVALENTS, END OF YEAR	$264,942	$273,432

These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
March 31, 2004 and 2003

NATURE OF OPERATIONS

Church Loans & Investments Trust (Church Loans) is a real estate investment trust that invests primarily in mortgage and interim construction loans to churches and other borrowers (see note 1) across the United States, particularly in the southern portion of the United States. Church Loans requires that real estate properties be pledged against loans as security which could be foreclosed by Church Loans should the borrower default. Repayment of each borrower’s obligations is generally expected to be repaid from contributions from church members or from operations of the borrower, or in the case of interim construction loans, by permanent financing provided by Church Loans or others.

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

CURRENT OPERATING ENVIRONMENT

Church Loans has historically invested in long-term, fixed-rate mortgage loans, generally funded by relatively short-term debt obligations. The volatility of interest rates and increased competition to attract customers’ funds have caused Church Loans’ liability structure to become short-term and rate sensitive. Church Loans reflected an average interest yield on its loan and church bond portfolio, an average interest rate on its total indebtedness and a net interest rate margin at March 31, 2004 and 2003 as follows:

	Loan and church bond portfolio	Total indebtedness	Net interest rate margin
March 31, 2004	6.82%	3.03%	3.79%
March 31, 2003	7.80%	3.25%	4.55%

Church Loans finances maturities of debt obligations through its available lines of credit and principal payments received on its mortgage and interim construction loans.

CHURCH BONDS

Church bonds, secured by first mortgage liens on church facilities, are stated at cost, as there is no traded market for the bonds and management intends to hold such securities until maturity.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
March 31, 2004 and 2003

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

Commitment fees received on interim construction loans are recognized over the interim commitment period for loans that are not permanently financed by Church Loans and over the life of the mortgage loan for loans that are permanently financed by Church Loans. Amounts are being amortized using the straight-line method. For the years ended March 31, 2004 and 2003, this method is not materially different from the method of deferring commitment fees until the commitment is exercised and recognizing such fees as an adjustment to yield by the interest method over the related loans’ lives as prescribed by generally accepted accounting principles.

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

The allowance for credit losses is evaluated on a regular basis by Church Loans and is based upon management’s and the Board of Trust Managers’ periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
March 31, 2004 and 2003

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

Church Loans determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at estimated fair value at date of foreclosure, establishing a new cost basis. Other real estate owned, after foreclosure, is carried at the lower of carrying amount or the property’s estimated fair value minus estimated costs to sell (fair value). Impairment losses are measured as the amount by which the carrying amount of a property exceeds its fair value, and losses are charged to operations.

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
March 31, 2004 and 2003

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, Church Loans has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they become payable.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash-on-hand, investments in a money market mutual fund, and certificates of deposit with maturities of less than 90 days at the time of acquisition.

This information is an integral part of the accompanying financial statements.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 1 - LOANS AND CHURCH BONDS

Mortgage loans receivable consist of conventional loans of $35,646,089 and $38,434,079 and church bonds of $393,991 and $621,132 at March 31, 2004 and 2003, respectively. Interim construction loans of $8,705,791 and $15,717,226 at March 31, 2004 and 2003, respectively, consist primarily of loans to churches for the construction of church facilities and assisted living centers. Mortgage loans, church bonds and interim construction loans are generally secured by first liens on real estate comprised primarily of church buildings and other real estate. The amount of a loan is generally limited to 66-2/3% of the appraised value of the related property. Certain loans are guaranteed by individual members of the congregations or other individuals or congregations, depending on the circumstances.

Church Loans’ portfolio included mortgage loans, church bonds and interim construction loans with interest rates ranging from 4.25% to 12.0% at March 31, 2004. The weighted average annual interest rates of Church Loans’ loan and church bond portfolio were 6.82% and 7.80% at March 31, 2004 and 2003, respectively.

In addition to a concentration of loans to churches, Church Loans makes certain interim real estate construction loans and permanent loans to entities other than churches. At March 31, 2004 and 2003, Church Loans had five loans to two borrowers which were secured by assisted living centers and totaled approximately $7,892,000 and $7,961,000, respectively.

The following schedule is a summary of the combined mortgage, church bonds and interim construction loan portfolios by size of loan at March 31, 2004 and 2003:

	2004		2003
Description	No. of loans	Carrying amount	No. of loans	Carrying amount
Over $1,500,000	4	$8,823,438	9	$25,430,512
$1,300,000-1,499,999	4	5,844,541	3	4,283,969
$1,000,000-1,299,999	5	5,654,676	5	5,568,314
$900,000-999,999	2	1,978,981	1	980,629
$800,000-899,999	-	-	-	-
$700,000-799,999	5	3,639,871	4	2,895,489
$600,000-699,999	6	3,885,797	2	1,241,913
$500,000-599,999	6	3,349,928	7	3,804,691
$400,000-499,999	6	2,741,662	5	2,178,238
$300,000-399,999	8	2,818,288	6	2,075,793
$200,000-299,999	12	2,957,365	16	3,899,741
$100,000-199,999	14	2,063,747	11	1,611,154
Under $100,000	19	987,577	18	801,994
	91	44,745,871	87	54,772,437

Less: unamortized purchase discounts		(550,473)
on mortgage loans				(575,856)
Less: allowance for credit losses		(1,733,249)		(1,733,249)
Total		$42,462,149		$52,463,332

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The mortgage and interim construction loan portfolios included the following loans at March 31, 2004, with individual balances in excess of 3% of the total carrying amount of the combined portfolios:

Great Plains Assisted Living L.L.C., Sioux City, Iowa; interest at
prime plus 1.5%, with a floor of 5.5% (5.5% at March 31, 2004); monthly payments of $17,960 to maturity on January 1, 2029	$2,915,466

West Freeway Church of Christ, Fort Worth, Texas; interest at prime
plus 2%, with a floor of 6.75% (6.75% at March 31, 2004); monthly payments of $17,493 to maturity on November 1, 2022	2,224,534

Meade Ministries, Lake City, Florida; interest at prime plus 2%,
with a floor of 6.25% (6.25% at March 31, 2004); monthly payments of $29,000 to maturity on March 1, 2012	2,172,972

Rose of Sharon Ministries, Miami, Florida; interest at prime plus
1.5%, with a floor of 11.0% (11.0% at March 31, 2004); monthly payments $18,186 to maturity on June 1, 2015	1,510,466

St Luke Memorial Missionary Baptist Church, St Louis, Missouri;
interest at 8.5%; maturity on June 30, 2002	1,478,935

New Jerusalem Primitive Baptist Church, Miami, Florida; interest
at prime plus 2.0%, with a floor of 6.25% (6.25% at March 31, 2004); monthly payments of $13,076 to maturity on February 1, 2018	1,450,649

Harvest Army Church, Bronx, New York; interest at prime plus 2.0%
with a floor of 6.0% (6.0% at March 31, 2004); principal and interest due on maturity on September 1, 2004	1,462,000

Church on Fire Ministries, Harrison, Ohio; interest at prime plus 2.0%
with a floor of 6.0% (6.0% at March 31, 2004); principal and interest due on maturity on June 1, 2004	1,452,957

$14,667,979

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 1 - LOANS AND CHURCH BONDS (CONTINUED)

The original terms of the individual loans included in the loan portfolio generally vary from 1 to 30 years. Scheduled maturities during the five years subsequent to March 31, 2004, are:

2005	$10,733,973
2006	2,210,741
2007	2,231,117
2008	2,258,109
2009	2,247,001

At March 31, 2004, mortgage loans of $24,459,605 were pledged to support the indebtedness of Church Loans.

A summary of transactions in the allowance for credit losses for the years ended March 31, 2004 and 2003 follows:

	2004	2003
Balance at beginning of year	$1,733,249	$1,748,172
Charge-offs	-	(14,923)
Provision charged to operating expenses	-	-
Balance at end of year	$1,733,249	$1,733,249

At March 31, 2004 and 2003, the recorded investment for loans for which impairment was recognized in accordance with Statement No. 114 was approximately $3,261,000 and $2,835,000, respectively. The related allowance for credit losses at March 31, 2004 and 2003 was $614,000 and $638,000, respectively. The average investment in impaired loans was approximately $2,977,000 and $1,993,000 for the years ended March 31, 2004 and 2003, respectively. Interest income which would have been recorded under the original terms of impaired loans and church bonds amounted to approximately $332,000 and $200,000 for the years ended March 31, 2004 and 2003, respectively. Interest income actually recognized for the years ended March 31, 2004 and 2003 was approximately $198,000 and $14,000, respectively.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 2 - DEBT OBLIGATIONS

Information relating to debt obligations follows:

	Balance at end of period	Weighted average interest rate at end of period	Maximum amount outstanding at any month-end	Average month-end balance	Weighted average interest rate at end of period
March 31, 2004

Line of credit payable to bank	$3,838,000	3.13%*	$19,775,000	$11,046,154	3.12%
Other demand notes payable	12,841,383	3.00%	14,868,952	13,822,040	3.14%

TOTAL	$16,679,383	3.03%	$34,643,952	$24,868,194	3.13%

March 31, 2003

Line of credit payable to bank	$18,922,000	3.25%*	$18,922,000	$13,638,154	3.56%
Other demand notes payable	13,448,714	3.25%	14,470,406	13,442,439	3.61%

TOTAL	$32,370,714	3.25%	$33,392,406	$27,070,593	3.58%

* Does not consider commitment fees

Debt obligations of $16,679,383 mature during the year ending March 31, 2005, including other demand notes payable of $12,841,383.

All debt obligations, except for other demand notes payable, are secured by the pledge of specific mortgage notes receivable.

Maturities of debt obligations are financed through principal payments received on loans, advances on other demand notes payable and advances on the line of credit which is expected to be renewed on an annual basis.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 2 - DEBT OBLIGATIONS (CONTINUED)

Descriptions of the various categories of debt obligations follow:

Line of Credit Payable to Bank

The line of credit payable to bank consists of borrowings under a loan agreement effective through December 30, 2004, that provides for a $25,000,000 line of credit with certain commitment fees. The loan agreement requires Church Loans to pledge mortgage loans receivable having unpaid principal balances with an aggregate present value, discounted at 2% over the prime rate (6.00% at March 31, 2004), of not less than 110% of all indebtedness owed to the bank. Interest accrued at the prime rate less .875 percent. Interest is payable semiannually.

Additionally, the line of credit requires that Church Loans’ net worth be no less than $18,000,000 and its total indebtedness shall not exceed 250% of its net worth. At March 31, 2004, Church Loans’ total indebtedness was approximately $51,000,000 less than the maximum amount permitted under the agreement.

Demand Notes Payable

The demand notes payable bear interest at 1% less than the prime rate (payable monthly) and are unsecured (see note 7).

NOTE 3 - INCOME TAX PROVISION

Church Loans has elected to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code. To qualify as a real estate investment trust under the Code, Church Loans must, among other things, distribute at least 90% of its taxable income to its shareholders through dividends. Church Loans is required to pay dividends of at least 85% of its calendar year undistributed income by February 1 or be subject to a special federal excise tax of 4% on the undistributed amount.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 3 - INCOME TAX PROVISION (CONTINUED)

Deferred taxes were not significant to Church Loans’ 2004 and 2003 financial statements.

Total income tax provision for the years ended March 31, 2004 and 2003 is less than the amount computed by applying the applicable statutory federal income tax rate (35%) to income before provision for income taxes as follows:

	2004	2003
Computed "expected" federal income tax provision	$1,015,037	$1,114,248
Increases (decreases) in taxes resulting from:
Dividends	(950,353)	(955,610)
Graduated rate differential	362	(7,860)
Difference in provision for credit losses for
financial and tax purposes	17,850	(4,523)
Difference in accounting for interest income
recognized for financial and tax purposes	(3,010)	(76,327)
Other	(8,541)	-

Actual provision for income taxes	$71,345	$69,928

NOTE 4 - SECURITIES OFFERING

Church Loans filed a Form S-11 Registration Statement, (the Statement) with the Securities and Exchange Commission indicating its intent to offer 7,000,000 additional shares at a price of $3.00 per share. The purpose of this offering was to raise additional capital in order for Church Loans to make additional mortgage loans and as a result, to further grow the company. The effective date of the registration was August 14, 2003. In addition, on various dates from August 14, 2003 through March 31, 2004 this offering became effective in various states. As of March 31, 2004, Church Loans had sold and issued an additional 1,978,806 shares resulting in an increase of $5,621,535, net of issuance costs of $314,883, in Church Loans’ shareholders’ equity. It is Church Loans’ intent to continue to pursue registration in the remaining states where Church Loans has filed for registration and to continue efforts to sell these shares.

NOTE 5 - NET INCOME PER SHARE

Net income per share of beneficial interest is based on the weighted average number of shares outstanding, which was 7,409,145 and 7,000,806 for the years ended March 31, 2004 and 2003, respectively. There were no share equivalents or other potentially dilutive securities outstanding during any of the periods presented.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 6 - DIVIDENDS

All dividends paid by Church Loans are taxable to the recipient. A schedule of dividends paid during the years ended March 31, 2004 and 2003 follows:

		Dividend amount
Date of record	Date paid	Per share	Total
March 31, 2002	May 2002	$.12	$840,097
December 31, 2002	January 2003	.28	1,960,226
March 31, 2003	May 2003	.11	770,089
December 31, 2003	January 2004	.25	2,086,722

In May 2004, a dividend of $628,573 ($0.07 per share) was declared for stockholders of record on March 31, 2004.

NOTE 7 - RELATED PARTY TRANSACTIONS

Other demand notes payable at March 31, 2004 and 2003 included notes totaling $1,296,692 and $2,236,993, respectively, which represent borrowings from related parties. The notes bear interest at 1% less than the prime rate and are unsecured. Interest expense incurred on related party other demand notes payable was approximately $70,000 and $87,000 in 2004 and 2003, respectively.

NOTE 8 - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash transactions for the years ended March 31, 2004 and 2003 is as follows:

	2004	2003
Supplemental cash flow information:

Interest paid	$912,575	$883,149

Income taxes paid	$15,786	$161,774

Schedule of noncash investing activity:

Real estate acquired through foreclosure	$148,214	$516,393

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Church Loans is a party to financial instruments with off-balance-sheet risk in the normal course of business. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have variable interest rates, fixed expiration dates or other termination clauses and require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Church Loans evaluates each customer’s credit worthiness on a case-by-case basis. Collateral generally includes real estate properties. The exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual amount. At March 31, 2004, Church Loans had outstanding loan commitments (by contract amounts) of approximately $6,200,000. Management does not anticipate any losses as a result of these transactions.

Church Loans is involved in litigation in the normal course of business and, in the opinion of management, such litigation will have no material effect on Church Loans’ financial statements.

NOTE 10 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

Cash and Cash Equivalents

The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

Loans and Church Bonds

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage and interim construction loans and church bonds. Each loan category is further segmented into fixed and adjustable rate interest terms. For variable-rate loans, primarily interim construction loans, that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair value of fixed-rate mortgage loans and bonds is generally estimated by discounting the future cash flows through the estimated maturity using the current rates at which similar loans would be made to borrowers with similar credit ratings. The estimate of maturity is based on Church Loans’ historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The carrying value of loans and bonds, net of the allowance for credit losses was $42,462,149 and $52,463,332 and the fair value of loans and bonds was approximately $43,540,000 and $57,060,000 at March 31, 2004 and 2003, respectively.

CHURCH LOANS & INVESTMENTS TRUST
(A Real Estate Investment Trust)
NOTES TO FINANCIAL STATEMENTS
March 31, 2004 and 2003

NOTE 10 - DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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